EXHIBIT 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease" or this "Agreement") is made and entered into as of August 23, 2005 by and between IPC PHOENIX TITLE, L.L.C., a Delaware limited liability company, as lessor ("Lessor"), having its principal place of business at c/o Stan Johnson Company, 6120 South Yale Avenue, Tulsa, Oklahoma 74136, and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation ("Lessee" or "TRS"), having its principal place of business at 200 Vesey Street, New York, New York 10285.

RECITALS

A.    WHEREAS, Lessor has acquired the Building and the Land, and all Improvements located thereon from Lessee.

B.    WHEREAS, Lessor desires to let and lease to Lessee, and Lessee desires to hire and take from Lessor a 93% undivided interest in (i) certain premises in the building (the "Building") located at 3151 W. Behrend Drive, Phoenix, Arizona (the specific areas within the Building to be leased by Lessee to be designated from time to time by the Property Manager acting reasonably) and (ii) the Land, as more particularly described on Exhibit A attached hereto and made a part hereof, together with all easements, rights and appurtenances relating to the Land or the Improvements; and together with all fixtures, including all components thereof, on and in respect to the Improvements, together with all replacements, modifications, alterations and additions thereto (the "Fixtures") (collectively, the "Property").

C.    WHEREAS, upon the execution and delivery of this Lease and the AMP Lease, this Lease, together with the AMP Lease, shall supercede the Original Lease and the Original Lease shall be deemed terminated and of no further force or effect.

D.     WHEREAS, Lessor desires to grant and delegate to Lessee, and Lessee desires to accept and assume from Lessor, certain rights and duties as described in this Agreement.

TERMS

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Definitions. The capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof.

ARTICLE 2
LEASE OF PROPERTY

Section 2.1    Demise and Lease. (a) Lessor hereby demises and leases the Property to Lessee, and Lessee does hereby rent and lease the Property from Lessor, for the Base Term and, subject to the exercise by Lessee of its renewal options as provided in Article 5 hereof, for the

Renewal Terms. In addition, Lessee shall have the non-exclusive right to the use and benefit of the Common Space, together with AMP.

(a)    Lessee may from time to time own or hold under lease or license from Persons other than Lessor, furniture, equipment and personal property, including Lessee's Equipment and Personalty, located on or about the Property, which shall not be subject to this Lease. Lessor shall from time to time, upon the reasonable request of Lessee, promptly acknowledge in writing to Lessee or other Persons that Lessor does not own or, except as provided in Article 10, have any other right or interest in or to such furniture, equipment and personal property, including Lessee's Equipment and Personalty, and Lessor hereby waives any such right, title or interest in such property, including without limitation, any right to impose a lien thereon.

(b)    At any time and from time to time during the Term of this Lease, Lessee shall upon mutual agreement with Ameriprise Financial Inc. ("AMP"), and at Lessee's sole election with respect to Lessor, add to the Premises those portions of the Building (the "Added Portions") which have been released to Lessor by AMP pursuant to that certain lease between AMP and Lessor dated of even date herewith (the "AMP Lease"). The addition of the Added Portions shall be pursuant to an amendment to this Lease in the form attached hereto as Exhibit D-1. No such amendment to this Lease shall be effective (i) unless and until same is executed and delivered by Lessor and (ii) a corresponding amendment to the AMP Lease is executed and delivered to Lessor by AMP wherein AMP decreases its portion of the property leased under the AMP Lease by the portions so added by Lessee. At any time and from time to time during the Term of this Lease, Lessee shall upon mutual agreement with AMP, and at Lessee's sole election with respect to Lessor, release from portions of the Premises (the "Released Portions") from this Lease pursuant an amendment to this Lease in the form attached hereto as Exhibit D-2. No such amendment to this Lease shall be effective (i) unless and until same is executed and delivered by Lessor, (ii) a corresponding amendment to the AMP Lease is executed and delivered to Lessor by AMP wherein AMP increases its portion of the property leased under the AMP Lease by the portions so released by Lessee and (iii) Lessor's lender has consented to such amendment, except that no such Lessor's lender consent shall be required if the amendment being proposed is in the form of either Exhibit D-1 or D-2. For clarification purposes, any reduction in Rent (or increase in Rent) under this Lease shall be balanced by a simultaneous and equal increase in Rent (or decrease in Rent) under the AMP Lease. At any time and from time to time, Lessor may request that Lessee and AMP certify to Lessor the portion of the Building subject to this Lease and to the AMP Lease, and upon such request Lessee shall promptly use all reasonable best efforts to cause the Property Manager (as defined in Section 8.2 below) to certify to Lessor the portions of the Building subject to this Lease and to the AMP Lease and the to portions of the Building that are Common Areas subject to both such leases and the percentage ownership interest thereof by each of Lessee and AMP. Lessor shall be entitled to rely on any such certification of the Property Manager.

ARTICLE 3
RENT

Section 3.1    Base Rent. Lessee shall pay to Lessor Base Rent on each Rent Payment Date during the Base Term in the amount set forth on Schedule 3.1 attached hereto and incorporated herein, as the same may be adjusted as a result of Section 2.1 (c) above, and shall pay to Lessor Base Rent on each Rent Payment Date during any Renewal Term as prescribed by Article 5. Each installment of Base Rent is payable monthly in advance commencing on the first day of the first month following the date of this Lease. If the Commencement Date and/or the expiration date of this Lease occurs on a day other than the first (1st) day of a calendar month, then the Base Rent for such partial calendar month shall be prorated at a per diem rate equal to one-thirtieth (1/30) of the first full monthly installment of Base Rent. Lessor acknowledges that it has already received Base Rent for the month of August, accordingly, Lessee's first obligation to pay Base Rent shall commence on September 1, 2005.

Section 3.2    Supplemental Rent. Lessee shall pay to Lessor, or to such other Person as shall be entitled thereto in the manner contemplated herein or as otherwise required by Lessor, any and all Supplemental Rent as the same shall become due and payable. In the event of Lessee's failure to pay when due and payable any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or in equity or otherwise in the case of nonpayment of Base Rent.

Section 3.3    Method of Payment. All Base Rent and Supplemental Rent (other than Excepted Payments) payable to Lessor shall, until such time as the Lessor shall otherwise instruct Lessee (on at least ten (10) Business Days' prior written notice), be paid in immediately available funds as of the relevant payment date to the Lessor or such other account or accounts in the continental United States as the Lessor may from time to time designate (on at least ten (10) Business Days' prior written notice) to Lessee. Each such payment of Rent shall be made by Lessee by wire or other transfer of funds consisting of lawful currency of the United States of America which shall be immediately available no later than 11:00 AM (Eastern Standard/Daylight Time, as applicable) at the place of receipt on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made at such time on the immediately preceding Business Day, with the same force and effect as though made on such scheduled dates. If any payment of Base Rent or Supplemental Rent is received after 11:00 AM (Eastern Standard/Daylight Time, as applicable) on the dates when such rent is due, such rent shall be deemed received on the next succeeding Business Day.

Section 3.4     Late Payment. If any payment of any Base Rent or Supplemental Rent payable to Lessor shall be delinquent, Lessee shall pay interest thereon from the date such payment became due and payable to the date of receipt thereof by Lessor at a rate per annum equal to the Default Rate. If any payments of Supplemental Rent payable to anyone other than Lessor shall be delinquent, Lessee shall pay to the Person entitled thereto, as Supplemental Rent, an amount equal to the late charges (if any) actually due and payable thereon. Lessee acknowledges its responsibility to pay late charges and penalties owed to any third party by reason of Lessee's failure to pay when due Base Rent, or Supplemental Rent owed to such party.

Section 3.5    Net Lease, No Setoff, Etc. It is the intention of the parties hereto that the obligations of Lessee hereunder shall be separate and independent covenants and agreements, and that Base Rent, Supplemental Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events, and that the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. This Lease is a net lease and it is agreed and intended that Base Rent, Supplemental Rent and any other amounts payable hereunder by Lessee shall be paid without notice, demand, counterclaim, setoff, deduction or defense and, except to the extent otherwise expressly specified in this Lease with respect to condemnation, without abatement, diminution or reduction and that Lessee's obligation to pay all such amounts, throughout the Base Term and all applicable Renewal Terms is absolute and unconditional. Lessee acknowledges that it accepts full risk of its being unable to occupy the Property, by virtue of Event of Loss, early termination or Lease Event of Default, or by any other reason, despite having paid Base Rent for such period. This Lease shall not terminate and Lessee shall not have any rights to terminate this Lease, during the Base Term and any Renewal Terms (except as otherwise expressly provided in Section 12.1). Except to the extent otherwise expressly specified in Section 12.1, Lessee shall not take any action to terminate, rescind or void this Lease and the obligations and liabilities of Lessee hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Property or any part thereof, or the failure of the Property to comply with all Applicable Laws, including any inability to occupy or use the Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation (except as set forth in Section 12.2 and 12.3 below), theft, scrapping or destruction of or any requisition or taking of the Property or any part thereof, or any environmental conditions on the Property or any property in the vicinity of the Property; (c) any restriction, prevention or curtailment of or interference with any use of the Property or any part thereof including eviction; (d) any defect in title to or rights to the Property or any Lien on such title or rights to the Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Lessor or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee or any other Person, or by any court, in any such proceeding; (g) any right or claim that Lessee has or might have against any Person, including without limitation Lessor, or any vendor, manufacturer, contractor of or for the Property; (h) any failure on the part of Lessor or any other Person to perform or comply with any of the terms of this Lease or of any other agreement (including Section 23.2 hereof); (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Lessee or Lessor or any provision hereof or any other agreement, or any provision of any thereof; (j) the impossibility of performance by Lessee or Lessor, or both or any other Person; (k) any action by any court, administrative agency or other Governmental Authority; (1) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Property; (m) any action with respect to this Lease (including the disaffirmance or rejection hereof) which may be taken by Lessor or Lessee under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Lessor or Lessee or by any court under the Federal Bankruptcy Code or otherwise; (n) the prohibition or restriction of Lessee's use of the Property under any Applicable Laws or otherwise; (o) the eviction of Lessee from possession of the Property, by paramount title or otherwise; (p) any breach or default by Lessor hereunder or under any other agreement between Lessor and Lessee; or (q) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Lessee shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Lease, this Lease shall be non-cancellable by Lessee for any reason whatsoever and, except as expressly provided in this Lease, Lessee, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Under no circumstances or conditions shall Lessor be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Property, so long as the Property or any part thereof is subject to this Lease, and Lessee expressly waives the right to perform any such action at the expense of Lessor, whether hereunder or pursuant to any law. Lessee waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law (i) to quit, terminate or surrender this Lease or any of the Property; (ii) to have any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent, Supplemental Rent, or any other sums payable under this Lease, except as otherwise expressly provided herein; and (iii) to have any statutory lien or offset right against Lessor or its property.

Section 3.6    True Lease and Operating Lease. It is the intent of Lessor and Lessee, and the parties agree, that this Lease, for federal income tax purposes, is a true lease and that this Lease does not represent a financing agreement. It is the further intent of Lessor and Lessee, and the parties agree, that this Lease, for accounting purposes of the Lessee, is an operating lease. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) of such party in a manner consistent with "true lease" treatment rather than "financing" treatment.

ARTICLE 4
RIGHT OF FIRST REFUSAL

Section 4.1    Right of First Refusal. (a) At no time during the Lease Term (the "ROFR Period"), shall Lessor sell the Property to any Significant Competitor of Lessee, and in addition, Lessor shall not at any time during the ROFR Period, sell the Property to any unaffiliated third party of Lessor or Lessee that is not a Significant Competitor of Lessee without first having complied with the requirements of this Section 4.1. If, at any time during the ROFR Period, Lessor shall receive an offer to purchase the Property, or any portion thereof from an unaffiliated third party of Lessor or Lessee that is not a Significant Competitor of Lessee, Lessor shall obtain from such unaffiliated third party of Lessor or Lessee that is not a Significant Competitor of Lessee a bona fide arm’s length written offer to purchase all or such portion of the Property that such unaffiliated third party has the ability and intention to execute, acceptable to Lessor and containing the material economic terms which Lessee could be reasonably expected to match (including, whether or not, the proposed buyer is purchasing the Property subject to the outstanding balance of the any loan encumbering the Property (collectively, the "Offer"); and Lessor shall submit a written copy of the Offer to Lessee and shall give Lessee thirty (30) days within which to elect to purchase all or the portion of the Property which is the subject of the Offer (herein called the "Subject Premises") on the precise terms and conditions of the Offer (except that if the Offer shall be in whole or in part for consideration other than cash, Lessee shall have the right to pay in cash the fair market value of such non-cash consideration). If Lessee elects to so purchase the Subject Premises, Lessee shall give to Lessor written notice thereof within such thirty (30) day period ("Acceptance Notice") and closing shall be held within sixty (60) days after the date of the Acceptance Notice, whereupon Lessor shall convey the Subject Premises to Lessee. At closing, Lessor shall deliver to Lessee a special warranty deed (or local equivalent) sufficient to convey to Lessee fee simple title to the Subject Premises free and clear of all liens, restrictions and encumbrances created by Lessor, except for the Permitted Encumbrances, any mortgage, deed of trust or other loan documents to which the Offer is expressly made subject (unless Lessee elects to satisfy the same in accordance therewith, including, but not limited to, payment of any prepayment or yield maintenance premiums and any fees of Lessee's lender), liens or encumbrances created or suffered by Lessee or arising by reason of the failure of Lessee to have observed or performed any term, covenant or agreement herein to be observed or performed by Lessee, the lien of any real estate taxes then affecting the Property and this Lease. In the event Lessee shall elect not to so purchase the Subject Premises, Lessor may thereafter sell the Subject Premises which are the subject of the Offer only to the party making the Offer or its assignee(s) provided it is not a competitor of Lessee and only in accordance with the terms thereof, unless a further Offer is submitted to Lessee in accordance with this Article and Lessee also declines the subsequent Offer. Notwithstanding anything to the contrary herein, the provisions of this Article shall not apply to any sale or conveyance of the Property in foreclosure (or similar proceeding) of a bonafide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such a mortgage or deed of trust.

(b)    If any right of refusal or other right under this Lease would, in the absence of the limitation imposed by this Article, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule of law relating to the vesting of an interest in property or the suspension of the power of alienation of property, then any right of refusal or other right hereunder shall be exercisable only during the period which shall begin as of the date hereof and end twenty (20) years and six (6) months after the date of death of the last survivor of the descendants of former President George H.W. Bush alive on the date of the execution and delivery of this Lease.

(c)    The rights granted to Lessee under this Article shall not survive the expiration or termination of this Lease.

ARTICLE 5
RENEWAL OPTIONS

Section 5.1    Renewal Options. (a) Lessor hereby grants to Lessee the option to extend the Term of this Lease for the following periods (each, a "Renewal Term"):

(i)    for a period of five (5) years commencing on the date that is the day after the expiration of the Base Term and ending on the fifth (5th) anniversary of the expiration of the Base Term (the "First Renewal Term"); and

(ii)    for five (5) additional successive terms of five (5) years each (each, an "Additional Renewal Term", and together with the First Renewal Term (the "Renewal Terms")), with each such Additional Renewal Term commencing on the date that is the day after the expiration of the preceding Renewal Term. Notwithstanding the foregoing, in the event that the exercise of any Renewal Term shall cause this Lease to be deemed a transfer" of real property for purposes of the imposition of a real property transfer or other Tax in the state in which the Property is located, then Lessor and Lessee agree that the Renewal Term which causes this Lease to be so deemed a transfer of real property shall be shortened so as to avoid the imposition of such Tax and any remaining, unexercised Renewal Terms shall be deemed void and of no further force or effect.

(b)    In order to exercise its option to extend this Lease for any Renewal Term, the following procedure shall be followed:

(i)    Lessee shall give Lessor written notice of its intent to exercise its option to extend the Term of this Lease not less than twelve (12) months prior to the expiration of the Base Term or the then current Renewal Term, as the case may be (the "Intent to Renew Date"), time being of the essence.

(ii)    The monthly Base Rent payable for the First Renewal Term shall be equal to one hundred and eight percent (108%) of the contractual rent as of the last day of the Base Term. If Lessee and Lessor enter into a Merged Lease (as defined below), then for renewal purposes, the "contractual rent" shall mean the Base Rent under this Lease plus the "Base Rent" under the AMP Lease. For each of the first two (2) Additional Renewal Terms, the monthly Base Rent shall be one hundred one and one half percent (101 1/2%) and one hundred five percent (105%), respectively, of the Base Rent applicable during the preceding Renewal Term. The monthly Base Rent for any Renewal Term thereafter (the "Fair Market Renewal Terms") shall be equal to ninety-five percent (95%) of the Fair Market Rental Value as determined as of the Intent to Renew Date for the applicable Renewal Term. Upon receipt of Lessee's notice to exercise its option for a Fair Market Renewal Term, Lessor and Lessee shall promptly commence good faith negotiations to agree upon the Fair Market Rental Value for such Fair Market Renewal Term. If the parties cannot agree on the Fair Market Rental Value within sixty (60) days after Lessor has received Lessee's notice to exercise its option for a Fair Market Renewal Term, the Fair Market Rental Value shall be determined by the Appraisal Procedure. Lessor and Lessee also agree to discuss their respective view of Fair Market Rental Value before Lessee exercises its option, if so requested by Lessee; each party agreeing they shall not be bound by such discussions.

(c)    The right of Lessee to extend the Term of this Lease for any Renewal Term is contingent (i) upon there not being any Lease Event of Default in existence on the date of Lessee's exercise of such right or on the date that the Renewal Term commences and (ii) Lessee leasing the Property and all other space in the Building.

Section 5.2    AMP Lease; Lease Provisions Applicable During Renewal. Unless terminated earlier as provided therein, the AMP Lease expires at the end of the Base Term and is not subject to renewal. In order to give effect to Lessee's option to extend the Term of this Lease as set forth in this Article 5, Lessor agrees that if Lessee shall give Lessor written notice of its intent to exercise its option to extend the Term of this Lease not less than twelve (12) months prior to the expiration of the Base Term, then at the end of the Base Term the AMP Lease shall be assigned to and assumed by TRS and immediately upon such assignment and assumption the AMP Lease shall be merged into this Lease, with the terms and conditions of this Lease replacing the AMP Lease and covering the Property under the AMP Lease and the Property under this Lease and the Rent under this Lease being increased by the amount of the Rent then being paid under the AMP Lease.Immediately thereafter upon the beginning of the First Renewal Term, this Lease shall be amended by Lessor and Lessee to replace this Lease with a lease in the form of the Original Lease but also containing such amendments to this Lease as have been made to this Lease subsequent to the date hereof ("Merged Lease"). All the provisions of the Merged Lease shall be applicable during each Renewal Term except that the number of Renewal Terms shall be correspondingly reduced. Lessor shall take such actions as are reasonably requested by Lessee to enforce Lessor's rights under Article 10 of the AMP Lease, all costs of such actions to be at Lessee's expense.

ARTICLE 6
LESSEE'S ACCEPTANCE OF PROPERTY, ENFORCEMENT OF WARRANTIES

Section 6.1    Waivers. The Property is demised and let by Lessor "AS IS" in its present condition, subject to (a) the rights of any parties in possession thereof (other than rights, if any, granted by Lessor), (b) the state of the title thereto existing at the time of the commencement of the Lease Term (other than defects in, or exceptions to, title, if any, created by Lessor, but including liens created by any mortgage or other loan documents consented to by Lessor), (c) any state of facts which an accurate survey or physical inspection might show, (d) all Applicable Laws, (e) any violations of Applicable Laws which may exist at the commencement of the Lease Term and (f) the presence of any Hazardous Materials at or under the Property or at or under any property in the vicinity of the Property. NEITHER LESSOR OR ANY AFFILIATE THEREOF HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, COMPLIANCE WITH ANY PLANS AND SPECIFICATIONS, CONDITION, DESIGN, OPERATION, LOCATION, USE, DURABILITY, MERCHANTABILITY, CONDITION OF TITLE, OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF) FOR ANY PARTICULAR PURPOSE, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF) AND NONE OF LESSOR, OR ANY AFFILIATE THEREOF OR ANY DESIGNEE THEREOF SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR FOR THE FAILURE OF THE PROPERTY TO BE CONSTRUCTED IN ACCORDANCE WITH ANY PLANS AND SPECIFICATIONS THEREFOR, FOR THE COMPLIANCE OF THE PLANS AND SPECIFICATIONS

FOR THE PROPERTY WITH APPLICABLE LAWS OR FOR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO OTHERWISE COMPLY WITH ANY APPLICABLE LAWS. It is agreed that Lessee or an Affiliate of Lessee has occupied the Property as tenant or owner immediately prior to entering into this Lease, has inspected the Property, is satisfied with the results of its inspections of the Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in the preceding sentence. The provisions of this Article 6 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, or any Affiliate thereof, express or implied, with respect to the Property, that may arise pursuant to any law now or hereafter in effect, or otherwise and specifically negating any warranties under the Uniform Commercial Code.

Section 6.2    Lessee's Right to Enforce Warranties. (a) Lessor hereby assigns and sets over to, and Lessee hereby accepts the assignment of all of Lessor's right, title and interest, and estate in, to and under, any and all warranties and other claims against dealers, manufacturers, vendors, contractors and subcontractors relating to the construction, use and maintenance of the Property or any portion thereof now existing or hereafter acquired (excluding from such assignment any such warranties and claims which by their terms are not assignable by Lessor without loss of some or all of the benefits of such warranties or claims); provided, however, that Lessor shall have no obligations under, or liabilities with respect to, any such warranties and claims.

(b)    Lessor authorizes Lessee (directly or through agents) at Lessee's expense to assert during the Lease Term, all of Lessor's rights (if any) under any applicable warranty and any other claim that Lessee or Lessor may have against any dealer, vendor, manufacturer, contractor or subcontractor with respect to the Property or any portion thereof.

(c)    Lessor agrees, at Lessee's expense, to cooperate with Lessee and take all other action necessary as specifically requested by Lessee to enable Lessee to enforce all of Lessee's rights (if any) under this Section 6.2, such rights of enforcement to be exclusive to Lessee, and Lessor will not, during the Lease Term, amend, modify or waive, or take any action under, any applicable warranty and any other claim that Lessee may have under this Section 6.2 without Lessee's prior written consent. Lessee agrees at its expense to diligently assert all of its rights under such warranties and any other claims that the Lessee may have against such vendor, manufacturer, contractor or subcontractor with respect to the Property or any portion thereof.

ARTICLE 7
LIENS

Section 7.1    Liens. Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any and all of the Property, title thereto or any interest therein, to this Lease or the leasehold interest created hereby, or to Rent, title thereto or interest therein, or the rentals payable with respect to the subletting of the Property, except Permitted Liens. Lessee shall promptly, but not later than sixty (60) days after Lessee has Actual Knowledge of the filing thereof, at its own expense, take such action as may be necessary duly to discharge or eliminate or bond in a manner reasonably satisfactory to Lessor any such Lien (other than Permitted Liens); provided, however, Lessee may contest such Liens in good faith, upon satisfaction of the conditions contained in Section 8.7 below, and Lessee need not discharge or bond any such Liens while so doing provided (i) Guarantor (or Lessee if there is no Guarantor) has a long term unsecured debt rating at or above the Trigger Rating, (ii) such Liens, together with any Liens under the AMP Lease, in the aggregate, amount to less than Four Million Dollars ($4,000,000.00) and (iii) no action to foreclose the Lien has been brought in any judicial or quasi-judicial action. Notwithstanding the foregoing, in the event that Guarantor (or Lessee if there is no Guarantor) fails to satisfy the Trigger Rating, then Lessee shall only be permitted to leave Liens in place during contest (and not discharge or bond such Liens) to the extent that such Liens, together with any Liens under the AMP Lease, in the aggregate, amount to less than One Million Dollars ($1,000,000.00). In the event that Lessee is required to provide Lessor with a bond in order to contest any Lien under this Section 7.1, the parties agree that such bond shall be in an amount reasonably acceptable to Lessor, but in no event shall Lessee be required to provide collateral for such bond.

NOTHING CONTAINED IN THIS LEASE SHALL BE CONSTRUED AS CONSTITUTING THE CONSENT OR REQUEST OF LESSOR, EXPRESS OR IMPLIED, TO OR FOR THE PERFORMANCE BY ANY CONTRACTOR, LABORER, MATERIALMAN, OR VENDOR OF ANY LABOR OR SERVICES OR FOR THE FURNISHING OF ANY MATERIALS FOR ANY CONSTRUCTION, ALTERATION, ADDITION, REPAIR OR DEMOLITION OF OR TO THE PROPERTY OR ANY PART THEREOF, WHICH WOULD RESULT IN ANY LIABILITY OF LESSOR FOR PAYMENT THEREOF. NOTICE IS HEREBY GIVEN THAT LESSOR WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING AN INTEREST IN THE PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO THE PROPERTY.

Notwithstanding the foregoing paragraph, Lessor agrees to reasonably cooperate with Lessee (without exposing its interest in the Property), at no cost to Lessor, to allow Lessee to perform alterations on the Property.

ARTICLE 8
USE AND REPAIR

Section 8.1    Use. The Property may be used ("Permitted Use") for any lawful purpose, except (a) for uses which would cause the Property to become "tax exempt use property" within the meaning of Section 168(h) of the Code, or "tax exempt bond financed property" within the meaning of Section 168(g)(5) of the Code, (b) for any use that would violate Applicable Laws, (c) for any use that would involve the mining for, or removal of, any oil, gas or minerals except for slant drilling from other properties to the extent permitted by existing Permitted Encumbrances, or (d) for any use that involves the storage, handling or processing of Hazardous Materials (unless, in the case of (d), incidental to a use permitted under this Section 8.1, and then only in compliance with Environmental Laws). Lessor agrees that Lessee may, exercise the rights of Lessor under any property association now existing or consented to in the future by Lessor, provided (i) such action by Lessee complies with this Lease in all respects, (ii) Lessee takes no action which could result in either a violation of this Lease or a material adverse effect on the Property, and (iii) Lessee does not encumber the Property by any lien for the payment of money, which could survive expiration of the Lease, or execute documents on behalf of the Lessor unless such documents will not have a material adverse effect on the Property, or Lessor's interest therein, and relate to the normal operations of Property.

Section 8.2    Maintenance. Lessee, at its own expense, shall at all times, (i) maintain the Property in a good state of condition, and in a manner consistent with-the standards of operation and maintenance employed at facilities similar to the Property and owned or operated by Lessee, normal wear and tear and damage by casualty and condemnation excepted, (ii) maintain the Property in accordance with the requirements of all insurance policies relating to the Property required to be maintained hereunder and in compliance with Applicable Laws and (iii) make repairs and Alterations of the Property necessary to keep the same in the condition required by the preceding clauses (i) and (ii), whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen and regardless of whether such expenditures would constitute expenses under GAAP if made by the owner of the Property; provided, if such repairs are structural and pursuant to Section 8.3 require the consent of the Lessor (because they materially reduce the value of the Property), Lessee shall obtain such consent before performing such repairs. At least once annually Lessee shall deliver to Lessor Lessee's scheduled maintenance program for the following twelve (12) month period. If normally done as a part of preparing such schedule, Lessee shall include expected timing of the proposed repair or maintenance item, and the estimated cost thereof. Lessor acknowledges that Lessee is not bound by such schedule, which is submitted for informational purposes only and the information contained therein shall not create any presumption against Lessee whatsoever that the work described therein is required to satisfy the maintenance requirements of this Lease. Lessee shall not be bound to perform all of the work set forth on the schedule, it being understood that delivery of the schedule neither expands nor reduces Lessee's maintenance obligations under this Lease. During the Term of this Lease, Lessee shall have the exclusive right to select the property manager (the "Property Manager") for the Property, including, without limitation, the portion of the Building leased by AMP pursuant to the AMP Lease.

Section 8.3    Alterations. (a) Without the prior written consent or approval of Lessor, Lessee shall have the right to make modifications, alterations or improvements ("Alterations") to ·the Property, whether structural or non-structural, provided that such Alterations do not materially reduce the value or the utility of the Property and are completed in a good and worker like manner in accordance with Applicable Laws.

(b)    Subject to Lessor's approval (which shall not be unreasonably withheld, conditioned or delayed) as to the location of the System, Lessee shall have the right to install a Satellite Business Terminal System and its components (hereinafter the "System") consisting of an outdoor electronics unit, an indoor electronics unit, an antenna, and IFL signal cable on the roof of any Building at the Property. All costs of installation, operation, maintenance and removal of the System shall be paid by Lessee, provided, however, that Lessee shall not be charged any additional rent or fee for the use of such rooftop space. Upon the expiration or earlier termination of this Lease, or in the event Lessee desires to remove the System, Lessee shall remove the System and repair any portion of the Building which maybe damaged in connection with the installation, operation, maintenance, or removal of the System, reasonable wear and tear excepted. The System shall at all times be deemed to be Lessee’s personal property.

Section 8.4    Title to Alterations. Title to all Alterations that (i) are readily removable, provided that damage caused by removal that is more than de minimis damage shall be repaired by the Lessee, (ii) do not reduce the value, economic life or utility of the Property if removed, and (iii) are not required for the lawful occupancy of the Property ("Severable Iterations") and (iv) are not necessary for the continued operation of the Property for the uses permitted by this Lease shall be Lessee's. Severable Alterations shall also include, without limitation, Lessee's Equipment and Personalty. Notwithstanding the foregoing, if the cost of such Severable Alterations shall have been paid for or financed by or through Lessor, then, unless Lessee has the fair market value of such Severable Alterations determined by an MAI appraiser (the "Appraiser") and elects to pay Lessor such fair market value, title to such Severable Alterations shall be Lessor's. Further, Lessor shall have the right to purchase any or all such Severable Alterations other than Lessee's Equipment and Personalty, for the fair market value thereof at the end of the Lease Term. Title to all Alterations that are not Severable Alterations ("Non Severable Alterations") will be Lessor's (without representation or warranty by Lessee) and become subject to this Lease whether or not the cost thereof shall have been paid or financed by or through the Lessor. Upon the expiration or earlier termination of the Term, Non-Severable Alterations shall remain a part of the Property and shall not be removed by Lessee, except as may otherwise be provided in this Lease.

Section 8.5    Compliance with Law; Environmental Compliance. (a) Subject to Section 1 below, Lessee, at Lessee's expense, shall comply, and shall cause its subtenants and other users of the Property to comply, in all material respects at all times, with all Applicable Laws, including Environmental Laws. Such compliance includes, without limitation, Lessee's obligation, at its expense, to take Remedial Action when required by Applicable Laws (in accordance with Applicable Laws and this Lease) whether such requirement is now or hereafter existing, currently known or unknown to Lessee and/or Lessor, as and when such requirements are known to Lessee. In the event that Lessee is required or elects to enter into any plan relating to a material Remedial Action in connection with the Property with respect to any Environment Laws, Lessee shall on a quarterly basis (or more frequently if reasonably requested by Lessor) apprise Lessor of the status of such remediation plan and provide copies of all correspondence, plans, proposals, contracts and other documents relating to such plan or proposed plan. Lessee shall notify Lessor promptly if (i) Lessee becomes aware of the presence or Release of any Hazardous Material at, on, under, emanating from, or migrating to, the Property in any quantity or manner, which could reasonably be expected to violate in any material respect any Environmental Law or give rise to any Material liability or the obligation to take Remedial Action or other material obligations under any Environmental Law, or (ii) Lessee receives any written notice, claim, demand, request for information, or other communication from a Governmental Authority or a third party regarding the presence or Release of any Hazardous Material at, on, under, within, emanating from, or migrating to the Property or related to the Property which could reasonably be expected to violate in any material respect any Environmental Law or give rise to any Material liability or obligation to take Remedial Action or other material obligations under any Environmental Law. In connection with any actions undertaken pursuant to this Lease, Lessee shall at all times comply with all applicable Environmental Laws and with all other Applicable Laws and shall use an Approved Environmental Consultant to perform any Remedial Action.

(b)    In the event Lessee is obligated or desires to undertake any Remedial Action on, under or about the Property, Lessee shall undertake and complete such Remedial Action in full compliance with all Applicable Laws and shall submit to Lessor written confirmation from the applicable governmental agency that no further Remedial Action is required to be taken ("Final Governmental Approval"). In the event it is the professional judgment of an Approved Environmental Consultant that there is not a reasonable likelihood of obtaining a Final Governmental Approval on or prior to the third anniversary of the date from which the remediation plan is first submitted to Lessor, a certificate to that effect shall be provided by such Approved Environmental Consultant on behalf of Lessee to the Lessor which certificate shall also state, to the reasonable satisfaction of Lessor, the status of the Remedial Action and the schedule for completion of the Remedial Action, the reasons why such a Final Governmental Approval is not likely to be obtained and that all Remedial Actions have been completed in accordance with all Environmental Laws ("Final Engineer’s Certificate").

Section 8.6    Intentionally Omitted.

Section 8.7    Contests of Laws. (a) After prior written notice to Lessor, Lessee shall not be required to (i) pay any Imposition, (ii) comply with any Applicable Law, (iii) discharge, bond or remove Liens (except as required pursuant to Section 7), or (iv) take any action with respect to any violation so long as Lessee (or its consultant or advisor) shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Lessor's liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or lien so contested, (B) the sale, forfeiture or loss of the Property, any Base Rent or any Supplemental Rent to satisfy the same or to pay any damages caused by the violation of any such Applicable Law or by any such violation, (C) any interference with the use or occupancy of any of the Property, (D) any interference with the payment of any Base Rent or any Supplemental Rent, and (E) the cancellation of any fire or other insurance policy. Notwithstanding the foregoing, in the event that Guarantor (or Lessee if there is no Guarantor) (i) fails to satisfy the Trigger Rating, then Lessee shall be permitted to exercise its rights under this Section 8.7 only if the contested amount, together with any amounts contested under the AMP Lease, in the aggregate, is less than One Million ($1,000,000.00) Dollars or (ii) satisfies the Trigger Rating, then Lessee shall be permitted to exercise its rights under this Section 8.7 only if the contested amount, together with any amounts contested under the AMP Lease, in the aggregate, is less than Four Million ($4,000,000.00) Dollars, unless in the case of either of clause (i) or (ii) of this sentence, Lessee provides Lessor with a bond in an amount reasonably acceptable to Lessor, but in no event shall Lessee be required to provide collateral for such bond.

(b)    In no event shall Lessee pursue any contest with respect to any Imposition, Applicable Law, lien, or violation, referred to above in such manner that reasonably exposes Lessor or Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Lessee has not made provisions reasonably acceptable to Lessor and Lender, or (iii) defeasance of its interest in the Property.

(c)    Lessee agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Lessee shall, have the right to attempt to settle or compromise such contest through negotiations. Lessee shall pay and save Lender and Lessor harmless against any and all losses, judgments, decrees and costs (including all attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

Section 8.8    Adjustment of Impositions. Impositions with respect to the Property for a billing period during which Lessee's obligation to indemnify Lessor pursuant to this Lease expires or terminates shall be adjusted and prorated on a daily basis between Lessor and Lessee, whether or not such Imposition is imposed before or after such expiration or termination, and Lessee's and Lessor's obligation to pay its pro rata share thereof shall survive such expiration or termination (to such extent Lessor shall be obligated to reimburse Lessee for Impositions paid by Lessee for periods after expiration of the Lease Term). Lessor shall not have any obligation to reimburse Lessee for so long as a Lease Event of Default is continuing. Lessor acknowledges that Lessee may bring (or have an outside consultant or advisor bring) any tax certiorari or other actions for refunds of Impositions for which Lessee is liable, or relating to periods prior to the commencement date of the Term and Lessee shall be entitled to all such refunds; provided Lessee takes no such action which could increase any Imposition for a period after the expiration or earlier termination of the Lease. During the Term, Lessor agrees to cooperate with Lessee in such proceedings, at no cost to Lessor.

Section 8.9     Utility Charges. Lessee shall pay or cause to be paid, directly to the party entitled, all charges for electricity, power, gas, oil, water, telephone, sanitary sewer services and all other utilities used in or on the Property prior to and during the Lease Term, and such obligation on the part of Lessee shall survive the expiration or earlier termination of this Lease until all such outstanding balances for services rendered prior to or during the Lease Term have been paid. Any refunds of such charges attributable to the Lease Term shall be the property of Lessee, and provided no Lease Event of Default is continuing, Lessor shall pay the same to Lessee promptly upon its receipt thereof. Lessee shall have the right to select such service providers for the Property.

Section 8.10    Access. Lessee, its permitted successors, assigns and subtenants, and all of its and their respective employees, licensees and guests, shall have access to the Property at all times, twenty-four (24) hours per day, seven (7) days per week.

Section 8.11    Signage. Lessee shall have the right, from time to time and at any time during the Lease Term, without notice to Lessor or Lessor's approval, to install such signage at the Property as Lessee, in its sole discretion, desires.

Section 8.12    Intentionally Omitted.

Section 8.13    Engineering Reports. Lessee hereby agrees that in the event the Guarantor's (or Lessee's, if there is no Guarantor) long term unsecured debt rating at any time falls below the Required Rating of the Trigger Rating, Lessee shall thereafter deliver to Lessor, at least once annually, a third party engineering report from an engineering company reasonably acceptable to the Lessor, containing, in form and substance reasonably acceptable to Lessor, the engineer's report on the condition of the Property. Lessee agrees to promptly perform, repair or replace, as necessary, all items noted by the third party engineer to the extent such failure to perform, repair or replace constitutes a violation of Lessee's maintenance obligations under this Lease.

Section 8.14    Litigation; Zoning; Joint Assessment. Lessee shall give prompt written notice to Lessor of any litigation or governmental proceedings pending or threatened against Lessee or the Property, which could reasonably be expected to materially adversely affect the condition, use or business of the Property. Lessee shall not initiate any zoning reclassification for the Property, or any portion thereof, or seek any variance under any existing zoning ordinances or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law. Lessee shall not initiate any proceeding to cause the Property to be jointly assessed with any other property or with any personal property of Lessee, or take any other action or initiate any proceeding which might cause the personal property of the Lessee to be taxed in a manner whereby such Taxes or levies could be assessed against the Property.

Section 8.15    Fees. Lessee agrees to pay, as Supplemental Rent, within thirty (30) days of receipt of an invoice therefor, but no later than its due date:

(i)    any fees payable to Moody's and Standard & Poor's (or any replacement NSRO), if any, payable by virtue of Lessee's requests (including, without limitation, requests for Alterations, or early termination), acts, Lease Defaults or Lease Events of Default under this Lease; and

(ii)    all annual fees due to any tax service companies retained by the Lessor (to the extent Lessee fails to maintain a tax service contract in accordance with Section 19.2(f) of this Lease), and any other fees arising out of Lessee's requests, acts, Lease Defaults or Lease Events of Default.

ARTICLE 9
INSURANCE

Section 9.1    Coverage. (a) Subject to Section 9.l(b), Lessee shall maintain insurance of the types and in the amounts set forth on Schedule 9.1 attached hereto and made a part hereof.

(b)    So long as the long term senior unsecured debt of Guarantor (or Lessee if there is no Guarantor) has a Required Rating of the Trigger Rating or higher, Lessee shall be entitled to self-insure against any and all risks it would otherwise be required to insure against under Section 9. l (a), provided that such self-insurance program of this subsection (b) does not violate any Applicable Law. During any period that Lessee is self-insuring, Lessee shall not be required to deliver any policies, certificates or other evidence of insurance except notice of self insurance. If Lessee does not, or is not permitted to, self-insure, then (i) Lessee shall maintain a policy or policies of commercial general liability insurance with a standard mortgagee endorsement with respect to the Property, and shall cause Lessor to be named as additional insured on such policy or policies and (ii) Lessee shall maintain a policy or policies of property insurance with a standard mortgagee endorsement with respect to the Property, and Lessee shall cause Lessor to be named as an additional insured on such policy or policies, all in forms and amounts as set forth in Schedule 9.1. Each policy of commercial general liability insurance and property insurance held by Lessee shall be primary and without right of contribution from any other insurance policy carried by Lessor or Lessee.

(c)    Nothing in this Article 9 shall prohibit Lessee from maintaining at its expense insurance on or with respect to the Property, naming the Lessee as insured and/or loss payee for an amount greater than the insurance required to be maintained under this Section 9.1, unless such insurance would conflict with or otherwise limit the availability of or coverage afforded by insurance required to be maintained under Section 9.1. Nothing in this Section 9.1 shall prohibit the Lessor from maintaining at its expense other insurance on or with respect to the Property or the operation, use and occupancy of the Property, naming the Lessor as insured and/or payee, unless such insurance would conflict with, cause the Lessor to be a coinsurer or otherwise limit or adversely affect the ability to obtain, or the cost of the insurance required to be maintained under Section 9.1.

(d)    Copies of any certificates required to be delivered under Schedule 9.1 shall be delivered to Lessor and Lessor's lender.

(e)    Irrespective of the cause thereof, Lessor shall not be liable for any loss or damage to any buildings or other portion of the Property resulting from fire, explosion or any other casualty. In the event of Lessee's failure to obtain or maintain the insurance required under this Lease, and if, pursuant to Lessor's good faith interpretation of its lender's loan documents, Lessor would be in default under its loan documents due to Lessee's failure to carry the insurance required hereunder, then, after the expiration of at least 24 hours (including at least one (1) full Business Day) (it being understood that during such 24 hour period, Lessee shall be deemed to be self-insuring the Property, if such Property is not actually insured by a third party insurer) after Lessee's receipt of written notice from Lessor, Lessor shall have the right to obtain the policies of insurance required under this Lease and to bill Lessee for the premium payments therefor, together with interest at the Default Rate. Notwithstanding the preceding sentence, in the event Guarantor (or Lessee if there is no Guarantor) (i) fails to maintain a Required Rating of the Trigger Rating or higher, and (ii) fails to provide Lessor with copies of insurance certificates as required under Schedule 9.1, Lessor shall have no obligation to provide Lessee with any notice prior to obtaining the policies of insurance required under the Lease at Lessee's cost. Lessor shall have no obligation to maintain insurance of any nature or type whatsoever, however, if Lessor elects to carry insurance covering its interest in the Property such insurance shall not prevent Lessee from, or increase the cost to Lessee of, carrying such insurance with respect to the Property as Lessee desires, or is otherwise required, to carry in accordance with the terms of this Lease.

(f)    If Lessee is required to insure the Property, Lessee shall insure the Property and the operations and liabilities related thereto at least to the same standards as applicable to comparable properties owned or operated by Lessee and its Affiliates.

(g)    Intentionally Omitted.

(h)    If insurance that Lessee is required to carry or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Lessee or become void for any other reason, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and Lessee. Each policy required to be carried by Lessee under this Lease shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Property or any part thereof for purposes more hazardous than permitted by the provisions of such policy, or (iii) any change in title or ownership of the Property or any part thereof.

(i)    Lessee shall comply with all insurance requirements applicable under any insurance policies required to be maintained under this Lease.

(j)    Lessor shall cooperate with Lessee in connection with the collection of any insurance monies that may be due in the event of a Casualty. Lessor shall promptly respond to inquiries by Lessee and execute and deliver to Lessee any proofs of loss and other instruments that may be required to collect any insurance monies. Lessor shall provide Lessee and Lessee's insurers with such access to the Property and to Lessor's books and records pertaining to the Property as is necessary, in Lessee's reasonable judgment, in order for Lessee to settle insurance claims and collect any insurance monies.

ARTICLE 10
RETURN OF PROPERTY TO LESSOR

Section 10.1    Return of Property to Lessor. Lessee shall, upon the expiration or termination of this Lease, and at its own expense, return the Property to Lessor by surrendering the same into the possession of Lessor:

(a)    free and clear of all Liens (whether by payment or bonding), except that Lessee shall have no responsibility or liability in respect of (i) Lessor Liens, and (ii) Liens for Taxes not yet due and payable and described in clauses (e) and (f) of the definition of "Permitted Liens"; and

(b)    in compliance in all material respects with all Applicable Laws and in compliance with the maintenance conditions required by this Lease. All Alterations and Lessee's Equipment and Personalty not removed by Lessee by the last day of the Lease Term (but in the event of a termination (i) other than upon the expiration of the Base Term or any Renewal Term or (ii) due to a Lease Event of Default, within thirty (30) days after said termination of this Lease), other than those Alterations as to which title shall vest in Lessor pursuant to Section 8.4, shall be deemed abandoned in place by Lessee and shall become the property of Lessor. Lessee shall pay or reimburse Lessor for any reasonable, actual, out of pocket costs incurred by Lessor (i) in connection with the removal or disposal of such relinquished property (less the actual salvage value thereof), and except that Lessee shall not be obligated for any costs incurred in removing "raised" floors to the extent existing on the Closing Date, and any alterations, improvements or systems below the floors (unless such floors are "raised floors" installed after the Closing Date, in which case they shall be removed by Lessee), above the ceiling, and within the structural walls, of the Improvements, or (ii) to bring any Property into material compliance with all Applicable Laws, which obligations shall survive the expiration or termination of this Lease.

Upon the return of the Property, Lessee shall deliver therewith:

(i)    all transferable licenses and permits pertaining to the Property by general assignment, without warranty or recourse;

(ii)    as built drawings including plans for HVAC, mechanical and electrical systems, to the extent available;

(iii)    keys to the Property; and

(iv)    assignment of all maintenance contracts and existing warranties applicable to the Property by general assignment, without warranty or recourse.

Failure to deliver the Property to Lessor in the condition required herein shall not, without more, constitute Lessee a holdover tenant for purposes of Section 25.23 below.

Lessee agrees to reasonably cooperate with Lessor and its representatives to effectuate a smooth transition of the operation and maintenance of the Property, and its releasing and refinancing, during the last twelve (12) months of the Lease Term. Such cooperation shall include, without limitation, transfers of all keys, existing contracts, names and warranties with, of and from service providers, and expected operation and maintenance requirements.

Section 10.2    Intentionally Omitted.

ARTICLE 11
ASSIGNMENT BY LESSEE

Section 11.1    Assignment by Lessee. So long as no Lease Event of Default has occurred and is continuing, Lessee may, subject to Lessor's prior written consent (which consent shall not b unreasonably withheld, conditioned or delayed) and at Lessee's sole expense, assign this Lease for a period that does not extend beyond the Lease Term, to any Person, provided, however, that any such Person or other Person is not (I) a tax exempt entity (within the meaning of Section 168(h) of the Code) or (II) a debtor or debtor in possession in a voluntary or involuntary bankruptcy proceeding at the commencement of the assignment. For purposes hereof, an assignment shall be deemed any merger or consolidation of Lessee which would violate the provisions of (I) or (II) above. Any assignee shall assume in writing any obligations of Lessee arising from and after the effective date of the assignment, provided, however, that no such assignment shall become effective until a fully executed copy of an assignment and assumption agreement, in a form reasonably acceptable to Lessor, shall have been delivered to Lessor. Notwithstanding any such assignment, neither Lessee nor the Guarantor, if any, shall be released from its primary liability hereunder and shall continue to be obligated for all obligations of "Lessee" in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no assignment had been made. Lessee will have the right, subsequent to any assignment (a) to receive a duplicate copy of each notice of default sent by Lessor to Lessee or any assignee (but such notice shall be effective as against the Lessee, as well as any subsequent assignee, even if a copy has not been delivered to such requesting assignee), and (b) to cure any default by Lessee or other assignee under the Lease within the cure period provided for hereunder. Lessee's liability hereunder shall continue notwithstanding the rejection of this Lease by an assignee or any sublease of this Lease pursuant to Section 365 of Title 11 of the United States Code, any other provision of the Bankruptcy Code, or any similar law relating to bankruptcy, insolvency, reorganization or the rights of creditors, which arises subsequent to such assignment. In the event Lessee assigns this Lease and it shall thereafter be rejected in a bankruptcy or similar proceeding, a new lease identical to this Lease shall be reinstituted as between Lessor and Lessee without further act of either party, provided Lessor shall not be obligated to deliver to Lessee possession of the Property free of any tenancy created or caused by Lessee or any entity holding by or through Lessee. Nothing herein shall be construed to permit Lessee to mortgage, pledge, hypothecate or otherwise collaterally assign in any manner or nature whatsoever Lessee's interest under this Lease in whole or in part. Lessee shall provide written notice to Lessor of any assignment of this Lease at least thirty (30) Business Days prior to the effective date thereof and an executed copy of the approved agreement of assignment and assumption within thirty (30) days after the execution thereof. To the extent an assignee of this Lease fails to perform on behalf of Lessee the obligations of Lessee hereunder, and Lessee performs such obligations, then Lessee shall be subrogated to the rights of Lessor as against such assignee in respect of such performance.

ARTICLE 12
LOSS; DESTRUCTION; CONDEMNATION OR DAMAGE
Section 12.1    Event of Loss. (a) If there shall occur an Event of Loss with respect to all or a portion of the Property (the "Affected Property"), Lessee shall give Lessor prompt written notice thereof and elect, within sixty (60) days after the occurrence of the Event of Loss, one of the following options (provided that Lessee's election of proceeding under Section 12.l(a)(ii) below shall be effective only if restoration can be completed by the time specified in such clause (ii)): .
(i)    Offer to purchase the Affected Property from Lessor, on a Rent Payment Date, which is the first Rent Payment Date at least ninety (90) days after Lessor accepts such offer (such Rent Payment Date being referred to herein as the "Purchase Date"), for a purchase price equal to the sum of (A) the Stipulated Loss Value for the Affected Property, plus (B) all unpaid Rent with respect to the Affected Property due and (without duplication) all Rent with respect to the Affected Property accruing, but unpaid through such Purchase Date, plus (C) an amount equal to the reasonable out of pocket expenses of Lessor relating to the purchase, if any, by Lessee as a result of such Event of Loss, including reasonable attorneys' fees and costs actually incurred. Lessor shall have sixty (60) days from the date of receipt of Lessee's offer to decide whether to reject such offer. If Lessee has not received a response after forty (40) days, it may send a second notice to the foregoing parties, stating clearly in a legend to such notice that failure to reject such offer by the later of (x) the original sixty (60) day period, or (y) ten (10) days after delivery of such second notice, Lessor shall be deemed to have accepted such offer; or

(ii)    Restore and rebuild the Improvements damaged as a result of such Event of Loss so that such Improvements will have a value, utility and remaining economic life as nearly as reasonably practicable equal to the value, utility and remaining economic life of the Improvements immediately prior to such Event of Loss, and in all events as required by Section 8.2, such restoration to be substantially completed, subject to force majeure, by the earlier to occur of (x) the twenty-fourth (24th) month anniversary of the Event of Loss, or (y) three (3) months prior to the expiration of the Lease Term (such earlier date being referred to herein as the "Restoration Deadline Date") and Lessee shall remain liable for the completion of such restoration beyond the expiration of the Lease Term to the extent not completed prior to such expiration and shall pay Base Rent and Supplemental Rent with respect to the Affected Property from the date of expiration to the date of completion. Lessee shall be entitled to retain all insurance proceeds or condemnation awards in the event Lessee elects to proceed pursuant to this Section 12.1(a)(ii).

In the event that Lessee has the right under this Section 12.l (a) to make an election between Section 12.l(a)(i) and 12.l(a)(ii), Lessee's election shall apply equally to the Property and to the portion of the Building not leased to Lessee hereunder, pursuant to Section 1 of the AMP Lease; provided that in no event shall Lessor be entitled to any "double" payment of the Stipulated Loss Value or Net Proceeds, or any portion thereof, or any other payment made in connection with this Article 12.

(b)    If Lessee makes an offer to purchase pursuant to Section 12.l(a)(i) above, and Lessor accepts such offer or is deemed to accept such offer within the sixty (60) day period referred to in the last sentence of Section 12.l(a)(i), the conveyance shall occur, and Lessee shall pay to Lessor the Stipulated Loss Value, Rent and other amounts described in said Section 12.1(a)(i) on the Purchase Date; provided that any Net Proceeds related to the Affected Property previously distributed to Lessor shall be credited against the portion of such purchase price payable to the Lessor and the balance of Net Proceeds, if any, shall be paid to Lessee. Concurrently with the payment in full of the amounts payable pursuant to said Section 12.l (a)(i), the terms of Article 13 shall be complied with.

(c)    In the event Lessee has made the election described in Section 12.l(a)(ii) above but, notwithstanding diligent efforts in good faith, has failed to comply with terms thereof by the Restoration Deadline Date, then Lessee shall be deemed to have made the offer described in- Section 12.l(a)(i) above on the Restoration Deadline Date to purchase the Affected Property; provided, however, in the event Lessee has elected to proceed pursuant to Section 12.l(a)(ii) above, and has not completed restoration as required therein within the time frame set forth in sub clause (x) thereof, Lessee may elect, within ten (10) days of expiration of such period, in lieu of being deemed to make the offer described in Section 12.l(a)(i) above, to continue to elect to proceed pursuant to Section 12.l(a)(ii) above, upon which election (even if restoration is not completed until after the expiration of the Term, in which event, the Term shall be deemed extended on the same terms as are in effect immediately prior to the expiration, until such time as restoration has been completed), Lessee's rights to use and occupy the Property shall continue unimpaired, subject to Lessee's continued payment of Rent and Supplemental Rent on the entire Property. Such election shall require Lessee to pay to Lessor, within thirty (30) days of demand therefor, an amount equal to all tax benefits lost by Lessor by virtue of the Property not being substantially complete and in service (for depreciation purposes) from the expiration date of the period set forth in Section 12.l(a)(ii)(x) above until the date the Property is substantially complete and in service (for depreciation purposes), grossed up to reflect the federal (and state and local, if applicable) Taxes payable by Lessor (at the highest marginal rate applicable to an entity such as Lessor) on such amount, so that the net effect to Lessor will be to receive all the economic benefits it would have received had the Property been repaired and restored on time. If Lessee has not completed restoration in accordance with this Section 12.1(c) by six (6) months prior to the expiration of the Lease Term, then such non-completion shall be deemed to be a Lease Event of Default hereunder.

(d)    In the event Lessor rejects the offer of Lessee to purchase the Affected Property as provided in Section 12.l(a)(i), then, at Lessee's option in its sole discretion, this Lease shall terminate and the following amount shall be paid to Lessor as of the effective date of the termination of this Lease: (A) the portion of the Stipulated Loss Value attributable to the Affected Property, plus (B) unpaid Rent due with respect to the Affected Property as of the effective date of the termination of this Lease. If Lessor rejects Lessee's offer to purchase the Property and Lessee elects, in its sole discretion, to terminate this Lease, then any Net Proceeds, including those previously distributed to Lessor, shall be paid to Lessee. If Lessee does not elect, in its sole discretion, to terminate this Lease as provided above, then Lessee shall elect to proceed under Section 12.l (a)(ii) above. For purposes of this Section 12.l (d), the effective date of the termination of this Lease shall be the earlier of (I) the date that is ninety (90) days after Lessor rejects Lessee's offer to purchase the Affected Property or (II) the date which, but for the casualty, would have been the date of expiration or earlier termination of the Term.

(e)    Upon payment in full of the amounts set forth in clauses (A) and (B) of subsection (d) above (in the event Lessor rejected Lessee's offer to purchase) or the first sentence of Section 12.l(a)(i) (in the event Lessor accepts Lessee's offer to purchase), (1) the Lease Term shall end, and (2) the obligations of Lessee hereunder (other than any obligations expressed herein as surviving termination of this Lease) with respect to such Affected Property shall terminate as of the date of such payment.

Section 12.2    Application of Payments Upon an Event of Loss When Lease Continues. Payments received at any time by Lessor or Lessee from any Governmental Authority or other Person with respect to any Event of Loss in a case in which this Lease will not terminate (and there will occur no abatement or reduction of rent) because Lessee has elected to proceed under Section 12.l (a)(ii), shall be paid to Lessee to be applied, as necessary, to the repair or restoration of the Property as described in Section 12.l(a)(ii). Any excess insurance proceeds remaining thereafter shall be retained by Lessee and any excess condemnation award remaining thereafter shall be retained by the Lessee. In the event of a condemnation which does not result in a termination of the Lease, the proceeds of the condemnation award remaining after repair and restoration shall be paid to Lessee.

Section 12.3    Application of Payments Not Relating to an Event of Loss. In case of a Condemnation or Casualty which is not an Event of Loss or which does not result in a termination of this Lease in accordance with the above provisions of Article 12, this Lease shall remain in full force and effect, without any abatement or reduction of Rent. All Net Casualty Proceeds and all Net Condemnation Proceeds, as the case may be, shall be paid to Lessee to be applied, as necessary, to the repair or restoration of the Property so such Property shall have a value, utility and remaining useful life as close as reasonably practicable to the value, utility and remaining useful life existing immediately prior to such Casualty or Condemnation. Any excess insurance proceeds remaining thereafter shall be retained by Lessee and any excess condemnation award remaining thereafter shall be retained by Lessee.

Section 12.4    Intentionally Omitted.

Section 12.5     Negotiations. In the event the Property becomes subject to Condemnation (other than in connection with a Casualty) or requisition proceedings, Lessee and Lessor shall jointly control the negotiations with the relevant Governmental Authority, unless a Lease Event of Default shall be continuing, in which case Lessor at Lessor's expense may elect in writing to control such negotiations; provided that, in any event, each of Lessee and Lessor may elect to participate at such electing party's expense in such negotiations. Lessee shall give to Lessor such information, and copies of such documents, which relate to such proceedings and are in the possession of Lessee, as are reasonably requested by Lessor. Lessor shall use good faith efforts to be reasonable when incurring expenses payable by Lessee hereunder and shall confer with Lessee as to any negotiations with Governmental Authorities material to Lessee's operations. Notwithstanding the foregoing, in jurisdictions where a separate award may be granted for Lessee's Equipment and Personalty, moving and relocation expenses, business loss, business damages, loss of goodwill, unamortized costs of any Alterations title for which has not vested in Lessor pursuant to the terms of this Lease, and Lessee's attorneys' fees, costs and expenses in the proceedings, Lessee may assert claims for and control the negotiations pertaining to such interests, provided that the Lessor's award in respect to the Property is not diminished by the award to Lessee. Lessee acknowledges that no payments shall be permitted hereunder other than on a Rent Payment Date.

ARTICLE 13
CONVEYANCE OF PROPERTY TO LESSEE

Section 13.1    Conveyance of Property to Lessee. Upon the purchase of Lessor's rights in the Property by Lessee pursuant to Article 12, Lessor shall convey to Lessee or its designee (i) such Property by a deed with a warranty against grantor's acts and (y) all rights, title and interest of Lessor in and to any Net Proceeds (if any), with respect to the Property, free and clear of (i) all Lessor Liens but with no other representation or warranty of any kind and (ii) the Liens created by any loan or mortgages placed on the Property by Lessor.

ARTICLE 14
SUBLEASE

Section 14.1    Subleasing Permitted; Lessee Remains Obligated. Provided that no Lease Event of Default shall have occurred and be continuing at the time the sublease is entered into, Lessee may at any time and from time to time sublease the Property or any portion or portions thereof to any Person (including to a Person that is an "investment company" or a Person "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended) or permit the occupancy of the Property or any portion or portions thereof by any Person (including to a Person that is an "investment company" or a Person "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended) (i) who is not a tax exempt entity (within the meaning of Section 168(h) of the Code) and (ii) is not a debtor or debtor in possession in a voluntary or involuntary bankruptcy proceeding at the commencement of the sublease term. Any such sublease, sub sublease, license, occupancy agreement or similar agreement (each, a "Sublease") shall not release Lessee from its primary liability for the performance of its duties and obligations hereunder, and Lessee shall continue to be obligated for all obligations of "Lessee" in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no Sublease had been made. Upon entering into any new Sublease (other than Subleases with Affiliates) during any period in which Guarantor (or Lessee if there is no Guarantor) has fallen below the Required Rating of the Trigger Rating, Lessee shall promptly forward to Lessor the names of all subtenants and the terms of their respective Subleases (other than Subleases to Affiliates). In addition, in the event Guarantor (or Lessee if there is no Guarantor) has fallen below the Required Rating of the Trigger Rating, Lessee shall furnish to Lessor within thirty (30) days after the execution of each Sublease of twenty percent (20%) or more (or any Sublease, when aggregated with previously executed Subleases that are still in effect, exceeds twenty percent (20%) or more) of the total square feet of the improvements on the Property or a material portion of the Land (i) a copy of such Sublease (and the previously executed Subleases still in effect, if applicable) and (ii) such other instruments and documents as the Lessor shall reasonably request to ensure that such Sublease is subject to the Lease. Lessee shall not be required to furnish copies to Lessor of any Sublease with an Affiliate of Lessee, nor shall any such Affiliate Sublease count against the 20% threshold set forth above. In the event of any subleasing hereunder, Lessee shall be entitled to receive and shall be permitted to retain 100% of any "profit" resulting from such Sublease(s).

Section 14.2    Provisions of Subleases. Each Sublease will:

(a)    be expressly subject and subordinate to this Lease;

(b)    not extend beyond the Lease Term minus one day;

(c)    terminate upon any termination of this Lease, unless Lessor elects in writing to cause the sublessee to attorn to and recognize Lessor as the lessor under such Sublease, whereupon such Sublease shall continue as a direct lease between the sublessee and Lessor upon all the terms and conditions of such Sublease (it being agreed that all Subleases with Affiliates of Lessee shall automatically terminate upon termination of this Lease); and

(d)    bind the sublessee to all covenants contained in Sections 8.1, 8.2 and 8.5 with respect to subleased premises to the same extent as if the sublessee were the Lessee.

Section 14.3    Assignment of Sublease Rents. To secure the prompt and full payment by Lessee of the Rent and the faithful performance by Lessee of all the other terms and conditions herein contained on its part to be kept and performed, Lessee hereby absolutely, presently assigns, transfers and sets over unto Lessor, subject to the conditions hereinafter set forth in this Section 14.3, all of Lessee's right, title and interest in and to all Subleases, and hereby confers upon Lessor, its agents and representatives, a right of entry in, and sufficient possession of, the Property to permit and ensure the collection by Lessor of the rentals and other sums payable under the Subleases, and further agrees that the exercise of the right of entry and qualified possession by Lessor shall not constitute an eviction of Lessee from the Property or any portion thereof; provided, however, that Lessee shall continue to have the right to collect and retain for its account all Sublease revenue unless and until (a) a Lease Event of Default shall occur, or (b) this Lease and the Lease Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof, or (c) there occurs repossession under a dispossess warrant or other judgment, order or decree of a court of competent jurisdiction and then only as to such of the Subleases that Lessor may elect to take over and assume. Notwithstanding the foregoing, if the events described in Section 14.3(b) or (c) hereinabove have not occurred and if the Lease Event of Default which caused such collection of revenue by Lessor shall have been cured by Lessee or otherwise not continue to exist, upon the written demand of Lessee, Lessor shall cease to exercise the rights granted hereunder to Lessor with respect to the Subleases, and amounts collected under the Subleases and not applied to Lessee's obligations hereunder shall promptly be paid over to Lessee.

ARTICLE 15
INSPECTION

Section 15.1    Inspection. Upon at least five (5) Business Days' prior written notice to Lessee, Lessor, and its respective representatives and agents (each, an "Inspecting Party"), may, in a commercially reasonable manner and at their own risk, inspect the Property, during normal business hours, including, without limitation, the right to cause consultants to make structural, environmental (to the extent necessary to verify compliance with the provisions of this Lease) and/or other inspections or tests. No Sublease shall contain any restrictions on inspection other than as set forth herein. The Inspecting Party shall repair any damage caused by any inspection or test performed pursuant to Section 15.1. The applicable Inspecting Party will consult with Lessee prior to any inspection to determine a convenient time for such inspection and so that Lessee can arrange to have a representative of Lessee accompany such Inspecting Party on any such inspection. Lessee shall have the right during such inspection to have its representatives present at any such inspection, including security guards, and in no event shall any inspection of the Property be conducted unless Lessee has its representative present at such inspection. Lessee agrees to act reasonably in making its representative available for purposes of Lessor's inspection ·provided that Lessor has given Lessee not less than five (5) Business Days' prior notice of Lessor's intention to make such inspection. Each Inspecting Party agrees to hold in confidence and shall not use for any purpose or disclose to any party any and all proprietary information and trade secrets of which it becomes aware during such inspection. Notwithstanding the foregoing, Lessee has the right to (a) bar an Inspecting Party from access to any proprietary information and trade secrets of Lessee or its Affiliates (including sensitive and confidential information of Lessee and its Affiliates and their customers and suppliers) and (b) require each Inspecting Party and their employees, agents and representatives who are involved in the inspection to sign a confidentiality agreement prior to any such inspection if Lessee reasonably believes that such Inspecting Party or such employee, agent or representative may obtain access to such proprietary information or trade secrets. All such inspections and tests shall be at Inspecting Party's expense, unless (i) a Lease Event of Default necessitating such inspection occurs and is continuing or (ii) such inspection and/or test requires Lessee to take any action or actions not contemplated within the next 12 months, as evidenced by Lessee's maintenance program last delivered to Lessor, the cost of which, in the aggregate, equals $200,000, or more (subject to adjustment based on the value of the Property relative to other properties leased by Lessee from Lessor), in order to comply with Lessee's obligations under this Lease. Notwithstanding the foregoing, if Guarantor (or Lessee if there is no Guarantor) satisfies the Required Rating at the time of the inspection, then Lessee shall only be required to pay for the cost of the inspection if such inspection and/or test requires Lessee to take action not contemplated within the next 12 months, as evidenced by Lessee's maintenance program last delivered to Lessor, the cost of which, in the aggregate, equals $200,000 or more, adjusted as set forth above, and such required actions pertain to the environmental, structural and compliance with laws provisions of this Lease. Such amount shall be increased annually on each January 1 (starting January 1, 2006), based on increases in the CPL In the case of either clause (i) or clause (ii) above, the reasonable out-of-pocket costs of such inspection and/or test shall be promptly paid by the Lessee. Further, upon five (5) Business Days' prior notice to Lessee, the Inspecting Parties, at their expense, may inspect the books and records as they relate to the maintenance and care of the Property during the term of this Lease (other than Lessee's Equipment and Personalty), that are in the possession of Lessee or Guarantor, which shall be made available at the Property or the headquarters of the Lessee. Prior to a Lease Event of Default or the Required Rating of Guarantor (or Lessee, if there is no Guarantor) falling below the Trigger Rating, Lessor, for itself only, agrees not to inspect the Property more than once annually, unless (i) it has reasonable cause to believe a further inspection is warranted or (ii) it needs to do so in connection with a proposed sale of the Property (or interest of Lessor or entities owning (directly or indirectly) Lessor) or refinancing of the Property.

ARTICLE 16
LEASE EVENTS OF DEFAULT

Section 16.1    Lease Events of Default. The following events shall constitute a "Lease Event of Default":

(a)    Lessee shall fail to make any payment of Base Rent, when due and payable and such failure continues for ten (10) Business Days after receipt by the Lessee of written notice of such failure from Lessor;

(b)    Lessee shall fail to make any payment of (i) any item of Supplemental Rent (other than Taxes) within thirty (30) Business Days after notice that such amount is due and unpaid, or (ii) Taxes prior to the date on which such Taxes become delinquent, unless Lessee is contesting the payment of such Taxes in accordance with the terms of this Lease, in which event such non-payment shall not be a default hereunder;

(c)    any of Guarantor or Lessee shall fail to timely perform or observe any covenant or agreement (not otherwise specified in this Article 16) to be performed or observed by it hereunder, and Guarantor or Lessee fail to diligently and continuously prosecute the cure of such failure after Lessee's receipt of written notice of such failure from Lessor; provided however, that, to the extent Guarantor's or Lessee's failure relates to the timely performance or observation of a covenant or agreement relating to the Property, such failure shall not be a Lease Event of Default unless such failure to timely perform or observe such covenant or agreement is material;

(d)    (i) except to the extent Lessee is permitted to self-insure pursuant to Section 9.1(b) and Schedule 9.1 and has given notice of self-insurance, but provided that Guarantor (or Lessee if there is no Guarantor) maintains a Required Rating of the Trigger Rating or higher, Lessee shall fail to carry or maintain in full force any insurance required hereunder and such failure shall continue for twenty-four (24) hours including at least one (1) Business Day after notice of such failure to Lessee from Lessor; or (i) if Guarantor (or Lessee if there is no Guarantor) fails to maintain a Required Rating of the Trigger Rating or higher and Lessee fails (without the benefit of any notice and grace period) to provide Lessor with copies of insurance certificates as required under Schedule 9.1;

(e)    any representation or warranty made by the Guarantor or Lessee (i) herein, or (ii) in any certificate required to be delivered pursuant to the terms of this Lease shall have been incorrect in any material respect (and such misrepresentation or failure of warranty is susceptible to cure) when such representation or warranty was made and shall remain materially incorrect at the time in question, and is not cured in all material respects within thirty (30) Business Days after notice to Lessee or Guarantor (as applicable) of such breach; provided that the continuation of such a failure for thirty (30) Business Days or longer after such notice shall not constitute a Lease Event of Default if such failure cannot reasonably be cured within such thirty (30) Business Day period, and Guarantor or Lessee (as applicable) shall be diligently and continuously prosecuting the cure of such failure; provided, that such failure must be cured within one hundred and eighty (180) days after written notice (as such 180-day period may be extended as reasonably necessary giving due consideration to the applicable circumstances);

(f)    (A) Lessee or Guarantor makes any general arrangement or assignment for the benefit of creditors; (B) Lessee or Guarantor becomes a "debtor" as defined in 11 U.S.C. § 101 of the Bankruptcy Code or any successor statute thereto (unless, in the case of a petition filed against Lessee or Guarantor , the same is dismissed within ninety (90) days); (C) the appointment of a trustee or receiver to take possession of substantially all of the assets of Lessee or Guarantor where possession is not restored to Lessee or Guarantor within ninety (90) days; (D) the attachment, execution or other judicial seizure of substantially all of the assets of Lessee or· Guarantor where such seizure is not discharged within ninety (90) days; (E) Lessee or Guarantor admits in writing its inability to pay its debts generally as they become due; (F) Lessee or Guarantor files a petition in bankruptcy or a petition to take advantage of any insolvency act; (G) Lessee or Guarantor files a petition or answer seeking reorganization or arrangement or other protection under the Federal bankruptcy laws (including, without limitation, chapter 12 thereof) or any other applicable law or statute of the United States of America or any State thereof; (H) Lessee or Guarantor is liquidated or dissolved, or placed under conservatorship or other protection under any applicable federal or state law or begins proceedings toward such liquidation or dissolution; (I) any petition is filed by or against Lessee or Guarantor or any subsidiary of either under Federal bankruptcy laws, (including, without limitation, chapter 12 thereof), or any other proceeding is instituted by or against Lessee or Guarantor or such subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Lessee or Guarantor or such subsidiary, or for any substantial part of the property of Lessee or Guarantor or such subsidiary, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Lessee or Guarantor or such subsidiary shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(g)    the Guaranty, if any, shall cease to be in full force and effect, unless replaced with a guaranty that is acceptable in form and substance to Lessor from a replacement guarantor with at least the same credit rating as Guarantor at such time.

ARTICLE 17
ENFORCEMENT

Section 17.1    Remedies. Upon the occurrence of any Lease Event of Default, other than a Lease Event of Default under Section 12.1(c) of this Lease, and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, by notice to Lessee do one or more of the following as Lessor in its sole discretion shall determine:
(a)    Lessor may, by notice to Lessee, terminate this Lease as of the date specified in such notice; provided (i) no reletting, reentry or taking of possession of any or all of the Property by Lessor will be construed as an election on Lessor's part to terminate this Lease unless a written notice of such intention is given to Lessee, (ii) notwithstanding any reletting, reentry or taking of possession, Lessor may at any time thereafter elect to terminate this Lease with respect to any or all of the Property, and (iii) no act or thing done by Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of any or all of the Property shall be valid unless the same shall be made in writing and executed by Lessor. If Lessor shall have terminated this Lease, Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, the amounts set forth in subparagraphs (c) or (e) below.
(b)    Lessor may, whether or not this Lease is terminated (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Property promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 10 as if the Property were being returned at the end of the Lease Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith, and (ii) without prejudice to any other remedy which Lessor may have for possession of the Property, enter upon the Property and take immediate possession of (to the exclusion of Lessee) the Property and expel or remove Lessee and any other person who may be occupying the same (subject to the terms of any non- disturbance agreements with Lessor in favor of any subtenants), by summary proceedings or otherwise, all without liability to Lessor for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor's other damages, Lessee shall be responsible for the reasonably necessary costs and expenses of reletting actually incurred.

(c)    Lessor may sell the Property at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by the next succeeding sentence if Lessor shall elect to exercise its rights thereunder), in which event Lessee's obligation to pay Base Rent hereunder for periods commencing after the Rent Payment Date next succeeding the date of such sale shall be terminated. If Lessor shall have sold any of the Property pursuant to the above terms of this Section 17.1(c), Lessor may demand that Lessee pay to Lessor, and Lessee shall promptly pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor's actual damages would be difficult to predict, but the liquidated damages described below represent a reasonable approximation of such amount), in lieu of Base Rent in respect of the Property due for the period commencing on the Rent Payment Date next succeeding the date of sale, an amount equal to the sum of:

(d)    all unpaid Rent with respect to the Property due on or prior to, and (without duplication) all unpaid Rent accruing but unpaid through, such Rent Payment Date; plus

(e)    interest at the Default Rate on all of the foregoing amounts from the date due until the date of actual payment.

(f)    Except as Lessor may otherwise be required by Applicable Laws, Lessor may hold, keep idle or lease to others the Property as Lessor in its sole discretion may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction, except that Lessee's obligation to pay Base Rent from and after the occurrence of a Lease Event of Default, but prior to the termination of this Lease, shall be reduced by the net proceeds, if any, received by Lessor from leasing the Property to any Person, or allowing any Person to use the Property, other than Lessee for the same periods or any portion thereof,

(g)    Lessor may, whether or not Lessor shall have exercised or shall thereafter at any time exercise any of its rights under Section 17.1(b) or 17.1(d), but only if the Property shall not have been sold under Section 17.1(c), demand, by written notice to Lessee specifying a Rent Payment Date (the "Final Payment Date") not earlier than twenty (20) days after the date of such notice, that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the Final Payment Date, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor's actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount), in lieu of Base Rent for periods commencing after the Final Payment Date, an amount equal to the sum of:

(h)    all unpaid Rent with respect to the Property due on or prior to, and (without duplication) all unpaid Rent accruing but unpaid through, such Rent Payment Date; plus

(i)    interest at the Default Rate on all of the foregoing amounts from the date due until the date of actual payment;
(j)    Lessor may retain and apply against Lessor's damages all sums which Lessor would, absent such Lease Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease; or
(k)    Lessor may exercise any other right or remedy that may be available to it under Applicable Laws or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any period or periods with respect to which Rent shall have accrued, and such suits shall not in any manner prejudice Lessor's right to collect any such damages for any subsequent period, or Lessor may defer any such suit until after the expiration of the Base Term or the then current Renewal Term, in which event such suit shall be deemed not to have accrued until the expiration of the Base Term, or the then current Renewal Term.
Notwithstanding anything contained in this Lease to the contrary-,-if there shall occur a Lease Event of Default as described in Section 12.l(c) of this Lease, then, as Lessor's sole remedy hereunder, Lessor shall be entitled to receive from Lessee an amount equal to the Stipulated Loss Value for the Property.
Section 17.2    Survival of Lessee's Obligations. No repossession of any or all of the Property or exercise of any remedy under this Lease, including termination of this Lease, shall, except as specifically provided herein, relieve Lessee of any of its liabilities and obligations hereunder, including the obligation to pay Rent. In addition, except as specifically provided herein, Lessee shall be liable for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other costs and expenses incurred by Lessor by reason of the occurrence of any Lease Default or Lease Event of Default or the exercise of Lessor's remedies with respect thereto, and including all costs and expenses incurred in connection with the return of the Property in the manner and condition required by, and otherwise in accordance with the provisions of, Article 10 as if the Property were being returned at the end of the Lease Term. At any sale of any or all of the Property or any other rights pursuant to Section 17.1, Lessor may bid for and purchase the Property.

Section 17.3    Remedies Cumulative; No Waiver; Consents; Mitigation of Damages. To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. Lessor's consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor's consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Lease Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Lease Event of Default. Subject to being granted access to the Property in those circumstances where access is necessary to mitigate damages, Lessor shall use reasonable efforts to mitigate any damages suffered by Lessor that result from a Lease Event of Default.
ARTICLE 18
RIGHT TO PERFORM FOR LESSEE
Section 18.1    Right to Perform for Lessee. If Lessee shall fail to perform or comply with any of its agreements contained herein, following applicable notice and cure periods, Lessor may perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and the amount of payment required to be made by Lessee hereunder and made by Lessor on behalf of Lessee, and the reasonable out of pocket third party costs and expenses of Lessor (including reasonable attorneys' fees and expenses) incurred in connection with the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Default Rate, shall be deemed Supplemental Rent, payable by Lessee to Lessor upon demand. In addition, during the continuance of Lease Event of Default in respect of Lessee's obligations under Section 8.2 and/or Section 8.5, then, in addition to the rights above and at the cost of Lessee, (a) Lessor shall have the right to hire Persons (as selected by Lessor in its reasonable discretion) to cure such Lease Event of Default, and to take any and all other actions necessary to cure such Lease Event of Default, and (b) Lessee shall cooperate with Lessor, and the Persons hired by Lessor, in the performance of such cure, including, without limitation, (i) providing access to the subject Property at reasonable times every day of the week, (ii) making available water, electricity and other utilities existing at or on the subject Property, and (iii) restricting or closing the Property, but only if such restriction or closure is reasonably necessary for the performance of such cure and provided that such closure shall be done for and during a time period and in such manner that balances the need for the maintenance or repair of the Property (and doing so in a safe manner) and the continuing operations of the Property.
ARTICLE 19
INDEMNITIES
Section 19.1    General Indemnification. (a) Lessee agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims arising out of acts, or failures to act, prior to the expiration or earlier termination of the Term, whenever they may be suffered, imposed on or asserted against any Indemnitee, arising out of the ownership, leasing, subleasing, assignment, renewal, operation, possession, use, non use, maintenance, modification, alteration, reconstruction, restoration, substitution, or replacement of the Property or this Lease, or from the granting by Lessor at Lessee's request of easements, licenses or any similar rights with respect to all or any part of the Property, or from the construction, design, or condition of the Property (including any Claims (whether by Governmental Authority or other Person) arising, directly or indirectly, as a result of a Lease Event of Default or out of the actual or alleged presence, use, storage, generation, Release or threat of Release of any Hazardous Materials, any Remedial Action and any Claims for patent, trademark or copyright infringement and latent or other defects, whether or not discoverable), including any liability under Applicable Laws (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws), only to the extent arising out of the operation, maintenance, use or possession of the Property by Lessee, whether before or after the Closing Date or caused by third parties other than Lessor. Lessee shall not be required to indemnify any Indemnitee under this Section 19.1 for any Claim to the extent resulting from (A) the willful misconduct or negligence or breach of representation or warranty of such Indemnitee or a member of such Indemnitee's Group, (B) any acts or events to the extent first occurring after the expiration of the Lease Term and return of the Property to Lessor in the condition required in this Lease, (C) any Taxes, except to the extent covered in Section 19.2 of this Lease, (D) any voluntary transfers of the Property made by Lessor (other than arising out of a Lease Event of Default by Lessee), (E) any obligation or liability assumed by the Indemnitees under this Lease, and (F) the imposition of any lien which Lessor is required to remove and discharge. Lessee shall be entitled to credit against any payments due under this Section 19.1 any insurance recoveries or other reimbursements received by the Indemnitee to be indemnified in respect of the related Claim under or from insurance paid for, directly or indirectly, by Lessee or assigned to Lessor by Lessee, to the extent such insurance recoveries exceed such Indemnitee's costs and expenses incurred in recouping such insurance recovery.

(a)    In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt notice thereof to Lessee, provided that failure to so notify Lessee shall not reduce Lessee's obligations to indemnify any Indemnitee hereunder unless and only to the extent such failure results in additional liability on Lessee's part. Lessee shall be entitled, at its expense, acting through counsel selected by Lessee (and reasonably satisfactory to such Indemnitee), to participate in, and, to the extent that Lessee desires to assume and control, in consultation with indemnitee, the negotiation, litigation and/or settlement of any such Claim (subject to the provisions of the last sentence of subparagraph (c) of this Section 19.1). Such Indemnitee may (but shall not be obligated to) participate in a reasonable manner at its own expense (unless Lessee is not properly performing its obligations hereunder) and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. If Lessee shall defend the Indemnitee in any such suit or proceeding, then, unless such Indemnitee shall determine (in its reasonable discretion) that a conflict of interest exists between Lessee and such Indemnitee, Lessee shall not be obligated to reimburse the Indemnitee for the cost of such Indemnitee's attorneys' fees or expenses incurred in connection with such suit or proceeding; provided that in any such case where one or more Indemnitees determine that a conflict of interest exists, Lessee shall not be responsible to reimburse all Indemnitees for the expenses of more than one firm that shall represent all Indemnitees.

(b)    Each Indemnitee shall at Lessee's expense supply Lessee with such information and documents reasonably requested by Lessee in connection with any Claim for which Lessee may be required to indemnify any Indemnitee under this Section 19.1. With the exception of Claims over which Lessee is not permitted to exercise control, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim for which indemnification is required under this Section 19.1 without the prior written consent of Lessee which shall not be unreasonably withheld, conditioned or delayed. Lessee shall have the authority to settle or compromise any Claim against an Indemnitee hereunder, provided that no admission of wrongdoing shall be required of such Indemnitee and such Indemnitee shall be released of all liability in connection with any such Claim.

(c)    Upon payment in full of any Claim by Lessee pursuant to this Section 19.1 to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise reasonably cooperate with Lessee to enable Lessee to pursue such claims.

(d)    Prior to paying any amount otherwise payable to an Indemnitee pursuant to this Section 19.1, Lessee shall be entitled to receive from such Indemnitee (i) a written statement describing the amount so payable, (ii) a general release from Indemnitee upon such payment with respect to the claim made solely with respect to existing Claims (not any future Claims) and (iii) such additional information as Lessee may reasonably request and which is reasonably available to such Indemnitee to properly substantiate the requested payment.

(e)    Subject to the penultimate sentence of Section 19.l(a) above, Lessee's liability hereunder shall in no way be limited or impaired by any act, including, without limitation, (i) any amendment or modification to the Lease, (ii) any waiver of any Lease Event of Default, default, or extension of time or any failure to enforce any remedies or rights of Lessor under the Lease, (iii) any sale or transfer of the Property, or (iv) any assignment of this Lease.

Section 19.2     General Tax Indemnification. (a) Except as provided in Section 19.2(b), Lessee agrees to indemnify each Tax Indemnitee against, and hold each Tax Indemnitee harmless from and to pay in accordance with Section 19.2(f): (i) any and all Taxes of any United States federal taxing authority, state, or political subdivision or taxing authority, thereof or therein which are imposed or levied upon or assessed against or with respect to or in connection with (A) any such Tax Indemnitee, but only to the extent such Taxes directly arise from the ownership of the Property or an interest therein, (B) the Property, or any part or interest therein, or any additions, modifications or improvements thereto, or any estate, right, title, or any occupancy, operation, possession of, or sales from or other activity conducted on the Property or any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping, destruction of, any requisition or taking thereof, (C) Base Rent, Supplemental Rent or other sums payable under this Lease (including any amendment, supplement, waiver, or consent thereto), (D) this Lease (including any amendment, supplement, waiver or consent thereto) or the leasehold estate hereby created or any interest therein, (E) transfer taxes payable in connection with any foreclosure or deed in lieu of foreclosure due to a Lease Event of Default or (F) any leasing, subleasing, sub-subleasing or use of the Property or any interest therein, (ii) payments required to be made to a governmental or quasi governmental authority (or private entity in lieu thereof) which are in lieu of each of the foregoing (whether or not expressly so designated), and (iii) any interest, penalties or additions to Tax payable by the Tax Indemnitee in connection with any of the foregoing (any such amounts described in the foregoing clauses, being deemed to be a "Tax" for purposes of this Section 19.2).

(b)    Notwithstanding anything to the contrary contained herein, Lessee will have no obligation under this Section 19.2 with respect to amounts described in any one or more of the following:

(c)    in the case of any Tax Indemnitee, (A) Taxes imposed on such Tax Indemnitee by the United States federal government under the Code (including any income taxes, taxes that are, or are in the nature of minimum or alternative minimum taxes, and any taxes on or measured by any items of tax preference), (B) Taxes imposed on such Tax Indemnitee that are based on or measured by net income (including any minimum taxes or taxes on items of tax preference) or net receipts or gross income or gross receipts, or taxes that are in the nature of intangibles taxes, (C) Taxes on such Tax Indemnitee imposed on capital or net worth, excess profits, conduct of business or transaction privilege including but not limited to franchise taxes, (D) estate, inheritance, succession, gift or capital levy Taxes or (E) Taxes imposed by any foreign or domestic government or taxing authority (other than the United States or any states or any local government or taxing authority in any of the states);

(i)    With the exception of Taxes attributable to a foreclosure or a deed in lieu of foreclosure due to a Lease Event of Default, Taxes attributable to (1) any sale, assignment, transfer or other disposition (collectively, a "Transfer") by or to such Tax Indemnitee or any Affiliate thereof of any interest in such Tax Indemnitee, the Property or any part thereof or any interest therein or any interests or obligations arising under the Lease, (2) any transfer of any of the foregoing interests resulting from any bankruptcy or other proceeding for the relief of debtors in which such Tax Indemnitee is a debtor, (3) any foreclosure by a creditor of such Tax Indemnitee, or (4) any transfer as the result of Condemnation;

(ii)    Taxes imposed against or payable by a Tax Indemnitee to the extent imposed with respect to any period after the expiration or earlier termination of this Lease (in either case provided that, if required, possession of the Property has been returned and the Lessee's obligation to pay Base Rent under this Lease has been extinguished) other than pursuant to the exercise of remedies in connection with a Lease Event of Default;

(iii)    Taxes imposed against, or payable by any trustee for any Tax Indemnitee with respect to or measured by any trustee fees or reimbursements for expenses for services rendered in its capacity as trustee;

(iv)    Taxes imposed against or payable by such Tax Indemnitee as a result of the gross negligence, willful misconduct or fraud of any Tax Indemnitee or any Affiliate thereof;

(v)    any Tax that would have been imposed on a particular Tax Indemnitee without regard to the transactions contemplated by the Lease;

(vi)    Taxes imposed against or payable by a Tax Indemnitee if such Taxes are enacted as a substitute for or in lieu of any Taxes not indemnifiable hereunder or are otherwise similar to Taxes not indemnifiable hereunder;

(vii)    Taxes imposed as a result of the status of a Tax Indemnitee for relevant tax purposes, such as a utility, insurance company or banking or other financial institution, provided such Taxes are not in lieu of or a substitute for Taxes that would be indemnifiable hereunder;

(viii)    Taxes or liabilities resulting from any prohibited transaction described in Section 406 or 407 of ERISA or Section 4975(c) of the Code or any successor provisions thereto that may arise in connection with any transaction contemplated by the Lease other than any such Taxes imposed as a result of an act of the Lessee;

(ix)    Taxes that would not have been imposed but for an amendment, supplement, modification, consent or waiver that has not been initiated or consented to by Lessee in writing, including, but not limited to, the exercise by Lessor of any attorney-in-fact on Lessee's behalf without Lessee's express prior written consent;

(x)    Taxes resulting from or that would not have been imposed but for the existence of Lessor Liens;

(xi)    any interest, penalties or additions to Tax imposed against or payable by a Tax Indemnitee that are the result of the failure of such Tax Indemnitee to file any return properly and timely or to pay over the full and timely payments of Taxes that are not otherwise the obligation of Lessee to file or pay;

(xii)    Taxes that result from such Tax Indemnitee or any of its Affiliates not being a United States person within the meaning of Section 7701(a)(30) of the Code; or

(xiii)    Taxes that would not have been imposed but for any failure of a Tax Indemnitee to comply with (x) certification, information, documentation, reporting or other similar requirements (each, a "Requirement") concerning such Tax Indemnitee's nationality, residence, identity or connection with the jurisdiction imposing such Taxes, if such compliance is required by statute or regulation of the jurisdiction imposing such Taxes as a precondition to relief or exemption from such Taxes, and such Tax Indemnitee was eligible to comply with such Requirement or (y) any other Requirement under the tax laws or regulations of the jurisdiction imposing such Taxes that would establish entitlement to otherwise applicable relief or exemption from such Taxes if such Tax Indemnitee was eligible to comply with such Requirement.

(d)    Reimbursement. If Lessee shall have paid any amount with respect to or on account of Taxes not subject to indemnification pursuant to this Section 19.2, the Tax Indemnitee on whose behalf such Taxes were paid shall pay to Lessee within ten (10) Business Days of written notice of such payment by Lessee the amount so paid by Lessee (or Person making payment on behalf of Lessee).

(e)    Intentionally Omitted.

(f)    Contests. If any written claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which Lessee may have an indemnity obligation pursuant to Section 19.2, such Tax Indemnitee shall promptly notify Lessee in writing together with all documentation received from a taxing authority. If requested by Lessee in a written request to such Tax Indemnitee within thirty (30) days after its receipt of such notice, such Tax Indemnitee shall permit Lessee to in good faith control the contest (including, without limitation, by pursuit of appeals and administrative procedures) except if the Tax in issue from such claim or any set of similar or related claims is less than $10,000 in which case the Tax Indemnitee may in good faith control the contest or elect to have Lessee control the same. If Lessee controls the contest, such Tax Indemnitee shall provide to Lessee and its representatives a power of attorney in form reasonably satisfactory to Lessee and such other documentation as Lessee may reasonably request to pursue such contest on behalf of such Tax Indemnitee. Lessee shall consult in good faith with the Tax Indemnitee with respect to the contest of such claim but the decisions regarding what actions to be taken shall be made by Lessee in its sole judgment. In addition, Lessee shall keep the Tax Indemnitee reasonably informed as to the progress of the contest, and shall provide the Tax Indemnitee with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority in connection with such claim or the contest thereof.

Notwithstanding anything contained in this Section 19.2, a Tax Indemnitee shall not be required to contest any claim or permit Lessee to contest any claim and may settle any contest without the consent of Lessee if such Tax Indemnitee (A) shall waive its right to indemnity under this Section 19.2 with respect to such claim for such Tax, and (B) shall pay to Lessee any amount of Tax previously paid or advanced by Lessee pursuant to this Section 19.2 other than the costs and expenses of the contest of such claim paid by the Lessee, together with interest thereon at the underpayment rate, as defined in Section 6621 of the Code.

Notwithstanding any of the foregoing in this Section 19.2(e), Lessee may, at any time and with notice to the Lessor, contest the property taxes, ad valorem taxes and other Impositions for which the Lessee has an obligation to indemnify any Tax Indemnitee hereunder. Each Tax Indemnitee shall, upon the Lessee's request provide to Lessee and its representatives a power of attorney in form reasonably satisfactory to Lessee and such other documentation as Lessee may reasonably request to permit Lessee to conduct any such contest.

If any Tax Indemnitee or any Affiliate thereof shall obtain a refund (including by way of credit) of all or any part of any Tax with respect to which the Lessee shall have paid on behalf of such Tax Indemnitee or reimbursed such Tax Indemnitee, then such Tax Indemnitee shall, so long as no Lease Event of Default shall have occurred and be continuing, pay to the Lessee any such refund (including any applicable interest received with respect to such refund or that would have been received with respect to such refund but for a counterclaim or other claim not indemnified by Lessee hereunder) plus any tax savings realized by such Tax Indemnitee as a result of a payment pursuant to this sentence (it being understood that the calculation of such tax savings shall take into account any additional income taxes incurred by such Tax Indemnitee as a result of the receipt or accrual of such refund). The Tax Indemnitee shall make any payments to the Lessee under this Section 19.2(e) within ten (10) days of the receipt of such refund.

(g)    Payments. (i) Subject to its right to contest Impositions, Lessee shall pay or cause to be paid all Impositions before any penalty or interest may be assessed or added for nonpayment (except as provided hereunder with respect to installments), such payments to be made directly to the taxing authorities where feasible. If requested, Lessee shall deliver to Lessor copies of receipts, canceled checks or other documentation reasonably satisfactory to Lessor, evidencing payment of Impositions to the extent Lessee maintains as part of its customary retention policy, such documentation; provided however that Lessee shall maintain in its records evidence of payment of real estate taxes for a period of no less than two (2) years.

Lessee, at its expense, shall also retain a tax service contract with a company reasonably acceptable to Lessor, which shall provide notice to Lessor when Impositions are paid, or if they are not paid, when due. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (regardless of whether interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same in installments when such installments are due. If a Lease Event of Default shall occur and be continuing, Lessee shall pay to Lessor, in monthly installments in amounts equal to the Impositions to be held and applied by Lessor, including on such initial payment date such additional amount as shall be necessary to assure that together with the upcoming months' installment, the full amount of each Imposition shall have been received by Lessor prior to the due date of such Imposition.

(ii)    Any amount payable to a Tax Indemnitee pursuant to this Section 19.2 shall be paid within thirty (30) days after the receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in detail reasonably satisfactory to Lessee the amount so payable, but in no event before the date the corresponding indemnified Tax is due after the final resolution of any contest in respect of such indemnified Tax. Any payments to be made pursuant to this Section 19.2 shall be made in immediately payable funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such directions shall have been given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, postage prepaid at its address as set forth in this Lease. Any amount payable under this Section 19.2 that is not paid when due shall bear interest at the Default Rate.

(h)    Verification. At Lessee's request, the calculation of the amount of any Tax- related payment or adjustment hereunder shall be verified by the certified public accountant who regularly prepares the tax returns for the indemnified party, who shall verify and certify in writing the accuracy of such party's calculations. In addition, Lessee may request verification of such calculations by a separate nationally recognized United States accounting firm. Each indemnified party and Lessee shall provide such firm with all information and materials as shall be reasonably necessary or desirable in connection therewith. The fee of such firm shall be paid by Lessee unless such verification discloses an error adverse to Lessee of 5% or more of the amount determined by the indemnified party, in which case such fees shall be paid by the indemnified party. Such firm shall be requested to make its determination within thirty (30) days of its appointment.

(i)    Forms, etc. Each Tax Indemnitee agrees to furnish to Lessee from time to time, at the written request, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority in respect of any payments otherwise required to be made by Lessee, as the case may be, pursuant to this Lease, which reduction or exemption is available to such Tax Indemnitee.

(j)    Non Parties. If any Tax Indemnitee is not a party to this Lease, such Tax Indemnitee shall be a third party beneficiary of this Section 19.2, but Lessee may require the Tax Indemnitee, before undertaking to make any payment to such Tax Indemnitee under this Section 19.2, to provide the Lessee in writing with an agreement executed by the Tax Indemnitee, as follows:

In consideration of the rights of the undersigned to payments from the Lessee pursuant to Section 19.2 of the Lease Agreement, dated as of August _, 2005, between the Lessor thereof and the Lessee thereof, the undersigned hereby agrees and covenants that it is a "Tax Indemnitee" for the purposes of and shall be subject to the terms and conditions of Section 19.2 of the Lease and will make all payments and take such other actions as are required under Section 19.2 of the Lease.

(k)    Filings. If any report, return or statement (a "Filing") is required to be filed with respect to any Tax that is subject to indemnification under this Section 19.2 if permitted by Applicable Laws to do so, Lessee shall timely file or cause to be filed such Filing with respect to such Tax (except for any such Filing that a Tax Indemnitee has notified Lessee in writing that such Tax Indemnitee intends to file). If Lessee is not permitted by Applicable Laws to file any such Filing, Lessee will prepare and deliver to the appropriate Tax Indemnitee a proposed form of such Filing at least fifteen (15) days prior to the time such Filing is required to be filed, which the Tax Indemnitee shall file in the form proposed absent manifest error.

(l)    Cooperation. Each Tax Indemnitee shall cooperate with-Lessee and shall take any action reasonably requested by Lessee to avoid or minimize the amount of any Tax for which Lessee would be required to make a payment under this Section 19.2. In furtherance thereof, if any law, ordinance or regulation now or hereafter in effect in the jurisdiction where the Property is located subjects this Lease to a transfer or similar tax (including renewals in excess of 49 years), then Lessee and Lessor shall take such necessary steps (including, without limitation, by shortening the Term of this Lease as necessary) so as to avoid the imposition of such a transfer or similar tax on this Lease.

ARTICLE 20
LESSEE REPRESENTATIONS AND WARRANTIES

Section 20.1 Representations and Warranties. Lessee represents and warrants to Lessor that the following are true and correct as of the date hereof, except that the representations and warranties made in Sections 20.1(h), (k), (1), (m) and (o) are true and correct as of the Closing Date:

(a)    Due Organization. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Lessee has the corporate power and authority to conduct its business as now conducted, to own or hold under lease its property, to lease the Property and to enter into and perform its obligations under the Lease. Lessee is duly qualified to do business and is in good standing as a foreign corporation in the jurisdiction where the Property is located.

(b)    Due Authorization; No Conflict. The Lease has been duly authorized by all necessary corporate action on the part of Lessee and has been duly executed and delivered by Lessee, and the execution, delivery and performance thereof by Lessee will not (i) require any approval of the stockholders of Lessee or any approval or consent of any trustee or holder of any indebtedness or obligation of Lessee, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on Lessee or (iii) contravene or result in any breach of or constitute any default under Lessee's charter or by laws or other organizational documents, or materially contravene or result in any material breach of or constitute any material default in any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Lessee is a party or by which Lessee is bound, or result in the creation of any Lien upon any of the property of Lessee.

(c)     Governmental Actions. All Governmental Action, if any, required in connection with the execution, delivery and performance by Lessee of the Lease, has been or will have been obtained, given or made, including, without limitation, obtaining all approvals from any federal or state bank regulatory authorities.

(d)     Enforceability. The Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance, insolvency, equitable principles or other similar laws affecting the enforcement of creditors' rights in general.

(e)    Investment Company. Lessee is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(f)    Intentionally Omitted.

(g)    Bankruptcy. No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Lessee, and Lessee has not made a general assignment for the benefit of creditors.

(h)    Tax Filings. Except as disclosed to Lessor in writing on or prior to the Closing Date, all material tax returns and reports of Lessee required by law to be filed with respect to the Property have been duly filed, and all material Taxes, interests and penalties assessed by any Governmental Authority upon the Property or Lessee (with respect to the Property), which are due and payable, have been paid, except to the extent being contested in good faith by the Lessee.

(i)    Intentionally Deleted.

(j)    Condition of Property: Condemnation. The Property is, to the Lessee's knowledge, based on its review of the most recent inspection report, free and clear of any damage that would materially and adversely affect its value as security for a loan on the Property. The Lessee has not received notice (and is not otherwise aware) of any proceeding pending for the total or partial condemnation of or affecting the Property, such that such proceeding would have a material adverse effect on the Property. To the Lessee's knowledge, as of the Closing Date, all of the material improvements lie wholly within the boundaries and building restriction lines of such Property, except for encroachments that are insured against by the Title Policy or that do not materially and adversely affect the value or marketability of the Property, and no improvements on adjoining properties materially encroach upon the Property so as to materially and adversely affect the value or marketability of the Property.

(k)    Title Insurance. The Property and the improvements, together with the "Property" leased under the AMP Lease, is covered by an Stewart Title Guaranty Company (or an equivalent form of) Title Policy in the original principal amount of $48,000,000.00, subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such Title Policy will be issued). Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, and all premiums thereon have been paid. Such Title Policy contains no exclusion for, or affirmatively insures, (a) access to a public road, and (b) that there are no material encroachments of any part of the improvements on the Property over easements, which encroachments could reasonably be expected to materially interfere with the use of the Property (unless the Property is located in a jurisdiction where such affirmative insurance is not available).

(l)    Environmental Conditions. An environmental site assessment was performed with respect to the Property and a report of each such assessment (an "Environmental Report") was delivered to counsel for the Lessor on or prior to the Closing Date, and either (x) no such Environmental Report reveals any known circumstances or conditions with respect to the Property that rendered the Property, at the date of such Environmental Report, in material violation of any applicable Environmental Laws or (y) if any such Environmental Report does reveal any such circumstances or conditions with respect to the Property and the same have not yet been subsequently remediated in all material aspects, then the Lessee or other responsible party is currently taking such actions, if any, with respect to such circumstances or conditions as have been recommended in the related Environmental Report. To the Lessee's knowledge, there are no circumstances or conditions with respect to the Property not revealed in such Environmental Report that render the Property in material violation of any applicable Environmental Laws.

(m)    Local Law Compliance. The Improvements located on or forming part of the Property comply with applicable zoning laws and ordinances, or constitute a legal non conforming use or structure or, if any such Improvement does not so comply, such non compliance does not materially and adversely affect the value of the Property.

(n)    Legal Proceedings. To the Lessee's knowledge, there are no pending or threatened actions, suits or proceedings by or before any court or governmental authority against or affecting the Lessee with respect to the Property that, if determined adversely to the Lessee or Property, would materially and adversely affect the value of the Property or the ability of the Lessee to perform its obligations under this Lease.

(o)    No Mechanics' Liens. The Property is free and clear of any and all mechanics' and materialmens' liens (other than liens which are Permitted Liens).

(p)    Licenses and Permits. To the Lessee's knowledge, (i) it possesses all material licenses, permits and authorizations required by applicable law for the operation of the Property and (ii) all such licenses, permits and authorizations are valid and in full force and effect.

The phrase "the Lessee's knowledge" and other words and phrases of like import shall mean the actual state of knowledge of the Lessee regarding the matters referred to, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except as expressly set forth herein).

ARTICLE 21
INTENTIONALLY OMITTED

ARTICLE 22
PURCHASE PROCEDURE

Section 22.1 Purchase Procedure. In the event of the purchase of Lessor's interest in the Property by Lessee pursuant to any provision of this Lease, the terms and conditions of this Section 22.1 shall apply.

(a)On the closing date fixed for the purchase of Lessor's interest in the Property;

(b)Lessee shall pay to Lessor, in lawful money of the United States, at Lessor's address hereinabove stated or at any other place in the United States which Lessor may designate, the applicable purchase price, including all Rent and other costs due as of such Closing; and

(c)Lessor shall execute and deliver to Lessee a deed with covenants against grantor's acts, assignment and/or such other instrument or instruments as may be appropriate, which shall transfer Lessor's interest in the Property, subject to, (A) Permitted Liens (except for any mortgage indebtedness of Lessor if the sale is pursuant to Article 12), (B) any mortgage or deed of trust encumbering the Property which are to be assumed by the terms of the Offer (unless Lessee elects to satisfy the same in accordance with the loan documents evidencing such financing, including the payment of all fees and expenses of Lessor's lender and any yield maintenance or prepayment fees), (C) all liens, encumbrances, charges, exceptions and restrictions attaching to the Property after the Closing Date which shall not have been created or caused by Lessor (unless consented to by Lessee), and (C) all applicable laws, rules, regulations, ordinances and governmental restrictions then in effect.

(d)Lessee shall pay all costs, charges and expenses incident to such transfer, including, without limitation, all recording fees, transfer taxes, title insurance premiums and federal, state and local taxes, except for any net income taxes.

(e)In the event Lessor and Lessee enter into a purchase agreement for the sale of the Property, Lessor agrees to cause the entity that owns the Property to be sold to Lessee, in lieu of a sale of the Property to Lessee, in the event (i) Lessee requests Lessor so to do; and (ii) the sale of the interests in Lessor (rather than the Property) to Lessee shall not impose any obligations on Lessor that would not be imposed had Lessor sold the Property, will not decrease any rights Lessor would have had Lessor sold the property, and will not create any increased possibility of additional liability to Lessor (including without limitation, for ongoing corporate acts, Taxes, etc.), all as shall be reasonably evidenced to Lessor by certificates, affidavits, opinions or otherwise. Lessor agrees to cooperate with Lessee in effectuating such a transfer of equity interests, subject to the terms hereof.

ARTICLE 23
TRANSFER OF LESSOR'S INTEREST

Section 23.1 Permitted Transfer. Subject to Article 4 hereof, Lessor may transfer all, but not less than all, of its right, title and interest in and to the Property and its rights under this Lease and the other documents relating thereto with respect to such Property, on the following terms and conditions, each of which shall be satisfied prior to the effective date of the transfer (other than a transfer by a deed-in-lieu of foreclosure):

(a)the transferor shall have given at least ten (10) days' prior notice to Lessee of such transfer, which notice shall contain such information and evidence as shall be reasonably necessary to establish compliance with this Article 23 and the name and address of the transferee for notices;

(b)the transferor and the transferee shall each have delivered to Lessee an Officer's Certificate to the effect that the conditions to the proposed transfer prescribed by this Article 23 to be met by the transferor or the transferee, respectively, have been satisfied;

(c)the transferor and the transferee shall pay all expenses in connection with such transfer, other than expenses in connection with Lessee's review of customary transfer documents; provided such transfer documents are limited in scope and nature to what is customarily found in such transfer documents;

(d)neither the transferee nor any Subsidiary or Affiliate (as defined below) of the transferee shall be a Significant Competitor, directly or indirectly, of Lessee or any Affiliate of Lessee. Lessor may require Lessee to provide a list of such Significant Competitors (which shall be subject to verification by Lessor) on ten (10) Business Days notice, from time to time. In the event Lessor objects to any entity on such list, the matter shall be discussed in good faith for no more than ten (10) Business Days, by senior representatives of Lessor and Lessee;

(e)the transferee assumes, with such documentation as is reasonably acceptable to Lessee, the obligations of Lessor under this Lease;

(f)provided that Lessee is not in monetary default under this Lease beyond applicable notice and cure periods, the transferee shall not be Wachovia Corporation, a Subsidiary or Affiliate of Wachovia Corporation or a special purpose entity in which Wachovia Corporation is a member, partner or owns any interest; and

(g)such transfer or assignment shall not result in a violation of Applicable Laws, including the Securities Act of 1933, as amended, any other applicable securities law, ERISA, and shall not increase Lessee's obligations or potential liability in respect of its Tax indemnification requirements hereunder.
Notwithstanding, the foregoing, but provided that such transfer or assignment does not result in a violation of Applicable Laws, including the Securities Act of 1933, as amended, any other applicable securities law, ERISA, Lessor may transfer its interest in whole or part to any of its Affiliates at any time that an Event of Default has occurred and is continuing. In the event that Lessor transfers its interest in this Lease during such time that a Lease Event of Default has occurred and is continuing and then, after such transfer, the Lease Event of Default is cured by Lessee, the transferee shall assume, with such documentation and legal opinions as are acceptable to Lessor, the obligations of Lessor under this Lease.
For purposes of this Section 23.1 only, the term "Subsidiary or Affiliate" shall mean any corporation, partnership or other entity that, in accordance with US GAAP, Wachovia Corporation is required to account for (without consideration of materiality) by consolidation or the equity method of accounting.

Section 23.2    Effects of Transfer. From and after any transfer effected in accordance with this Article 23, the transferor shall be released, to the extent of the interest transferred and the obligations assumed by the transferee, from its liability hereunder and under the other documents to which it is a party relating to the interests being transferred. Such release shall be in respect of obligations (that are assumed by the transferee) arising on or after the date of such transfer. Upon any transfer by Lessor as above provided, any such transferee shall be deemed the "Lessor" for all purposes of such documents and each reference herein to Lessor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Lessee agrees to execute any and all documents reasonably appropriate to effectuate the contemplated transfer by Lessor, including, without limitation, an amendment to this Lease providing that the new Lessor shall be Lessor and the existing Lessor shall be released from its liabilities.

ARTICLE 24
PERMITTED FINANCING

Section 24.1    Financing During Term. Lessor shall be free to encumber the Property, provided that under no circumstances shall any such financing adversely affect the rights and privileges of Lessee under this Lease, or increase the nature, scope or amount of any obligations or liabilities (including any contingent liabilities) of Lessee in excess of those existing prior to any such encumbrances by Lessor. Lessee and its Affiliates will have no obligation to amend this Lease to facilitate such financing; but shall execute and deliver a subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit B (an "SNDA'') to any lender to Lessor permitted by the above terms of this Section 24.1 if such lender shall execute and deliver such an SNDA to Lessee. Lessee agrees to cooperate with any refinancing by Lessor permitted hereunder; provided Lessor pays Lessee's reasonable actual out-of-pocket expenses. Such cooperation may include, without limitation, (i) providing such new lender(s) with a standard mortgagee endorsement to the certificate of insurance; and (ii) making payments of Base Rent and/or Supplemental Rent to or at the direction of such lender(s). In the event that any refinancing contemplates a private or public offering which requires any disclosure concerning Lessee or Guarantor, Lessor shall ensure that no disclosures about Lessee or Guarantor are made other than those that are then in the public domain. Further, Lessor shall not disclose any non-public information of Lessee or Guarantor that it has received in connection with this Lease without the prior written consent ·Of Lessee. Further, Lessee and Guarantor shall not be obligated to make any representations or warranties or covenants to or enter into any agreements with any person or entity in connection with any such refinancing except as specifically set forth above in this Section 24.1.

ARTICLE 25
MISCELLANEOUS

Section 25.1    Binding Effect; Successors and Assigns; Survival. The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer the Property) and inure to the benefit of their respective permitted successors and assigns.

Section 25.2    Quiet Enjoyment. Lessee shall have the right to peaceably and quietly hold, possess and use any and all of the Property hereunder during the Lease Term, so long as no (i) monetary Lease Event of Default or (ii) non-monetary Lease Event of Default which Lessee is not diligently pursuing to cure, has occurred and is continuing

Section 25.3    Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be in writing sent to either that Person's Address, and a copy thereof shall be sent to each Person to receive a copy pursuant to the definition of "Address", by (i) a prepaid nationally recognized overnight courier service, and any such notice shall be deemed received one (1) Business Day after delivery to a nationally recognized courier service specifying overnight delivery, or (ii) U.S. certified or registered mail, return receipt requested, postage prepaid, and such notice shall be deemed received when actually received, as evidenced by the return receipt, or when delivery is first refused; provided that in the case of any notice or request pursuant to Section 8.3 or Section 12.1 hereof, such notice or request shall be deemed received only upon "confirmed facsimile" thereof. From time to time any party may designate a new Address for purposes of notice hereunder by giving fifteen (15) days' written notice thereof to each of the other parties hereto. All notices given hereunder shall be irrevocable unless expressly specified otherwise. Lessor shall endeavor to label any envelope which contains a notice of default with the legend: "Default Notice," but its failure to do so shall not invalidate or affect in any way such notice.

Section 25.4    Severability. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and each party hereto shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by applicable law, Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 25.5    Amendments, Complete Agreements. Neither this Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought. This Lease is intended by the parties as a final expression of their lease agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth in this Lease.

Section 25.6    Headings. The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

Section 25.7    Memorandum of Lease; Counterparts. This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Lessee and or Lessor agree that a memorandum of this Lease (and any amendment hereof) shall be executed and recorded, at Lessee's expense, in the land records of the jurisdiction in which the Property is situated.

Section 25.8    Governing Law. This Lease shall be governed by, and construed m accordance with, the laws of the State in which the Property is situated.

LESSOR AND LESSEE HEREBY SUBMIT TO THE NON EXCLUSIVE PERSONAL JURISDICTION IN THE STATE AND CITY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE AND CITY OF NEW YORK (AND ANY APPELLATE COURTS TAKING APPEALS THEREFROM) FOR THE ENFORCEMENT OF SUCH PERSON'S OBLIGATIONS HEREUNDER AND WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR THE PURPOSES OF SUCH ACTION, SUIT, PROCEEDING OR LITIGATION TO ENFORCE SUCH OBLIGATIONS OF LESSEE OR LESSOR. LESSOR AND LESSEE HEREBY WAIVE AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE (A) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION, (B) THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER. LESSEE AND LESSOR EACH HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATED TO THE ENFORCEMENT OF THIS LEASE.

Section 25.9    Go Dark. Provided that no (i) monetary Event of Default by Lessee or (ii) non-monetary Event of Default by the Lessee that Lessee is not diligently pursuing to cure, shall have occurred and be continuing under the Lease, Lessee shall have the right, in its sole discretion to cease operations and vacate the Property.

Section 25.10    Estoppel Certificates. Each party hereto agrees that at any time and from time to time during the Lease Term (but on no more than two (2) occasions during each Lease Year, except that Lessor shall have the right to make three (3) such requests in a Lease Year once every three (3) Lease Years), it will promptly, but in no event later than fifteen (15) days after request by the other party hereto, execute, acknowledge and deliver to such other party a certificate in the form of Exhibit C attached hereto. In addition, each party agrees to include in such certificate such other items as may be reasonably requested under the circumstances giving rise to the delivery of such certificate. Such certificate may be relied upon by any bona fide, permitted purchaser of, or mortgagee with respect to, Lessor's or Lessee's interest in the Property (direct or indirect), or any prospective sublessee of Lessee in respect of any one or more of the Property.

Section 25.11    Easements. Lessee shall have the right and Lessor will join with Lessee from time to time at the request of Lessee to:

(a)subject to the terms of Article 12, sell, assign, convey or otherwise transfer an interest in any or all of the Property to any Person legally empowered to take such interest under the power of eminent domain, and dedicate or transfer unimproved portions of any or all of the Property for road, highway or other public purposes;

(b)(i) grant new (or release existing) easements, servitudes, licenses, rights of way and other rights and privileges in the nature of easements, for any purpose with respect to the Property, including, without limitation, for purposes of granting access and/or cross access easements to adjacent landowners, adjacent leaseholders and interested third parties and (ii) execute reciprocal easement agreements and/or amendments to any covenants and restrictions affecting the Property, provided that the actions contemplated under Section 25.ll(b)(i) or Section 25.11(b)(ii) do not result in more than a de minimis reduction in the value of the Property or a more than de minimis increase in Lessor's obligations under the Lease, which de minimis increase in obligations Lessee shall agree to assume for the balance of the Lease Term;

(c)execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm the grants, releases or other actions described above in Section 25.ll(a) and Section 25.ll(b); and

(d)provided Lessee agrees to pay Lessor's lender's actual, reasonable charges in connection therewith, Lessor shall, within ten (10) days after a request by Lessee, execute, acknowledge and deliver to Lessee such instruments as may be required to grant such easements and otherwise give effect to the provisions of this Section, failing which Lessee shall be permitted to act as Lessor's attorney in fact to execute such instruments.

Lessor agrees that it shall cause any of Lessor's lenders to subordinate the lien of its mortgage or deed of trust to any such easements or restrictions as described in this Section 25.11. With the exception of transfer of the Property permitted under this Lease and the granting of a mortgage or deed of trust, an assignment of this Lease and other interests contemplated under the documents evidencing and securing the Lessor's financing, Lessor agrees that it shall not grant any easements, licenses or other possessory interests in the Property to any party without Lessee's prior written consent, which shall not be unreasonably withheld or delayed, provided, however, Lessee's consent shall not be required to the extent such easement, license or other possessory interest is required by law.

Section 25.12    No Joint Venture. Any intention to create a joint venture or partnership relation between Lessor and Lessee is hereby expressly disclaimed.

Section 25.13    No Accord and Satisfaction. The acceptance by Lessor of any sums from Lessee (whether as Rent or otherwise) in amounts which are less than the amounts due and payable by Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction, or compromise, of any dispute between such parties regarding sums due and payable by Lessee hereunder, unless Lessor specifically deems it as such in writing.

Section 25.14    No Merger. In no event shall the leasehold interests, estates or rights of Lessee hereunder, merge with any interests, estates or rights of Lessor in or to any and all of the Property, it being understood that such leasehold interests, estates and rights of Lessee hereunder, shall be deemed to be separate and distinct from Lessor's interests, estates and rights in or to the Property, notwithstanding that any such interests, estates or rights shall at any time or times be held by or vested in the same person, corporation or other entity.

Section 25.15    Lessor Bankruptcy. During the Lease Term the parties hereto agree that if Lessee elects to remain in possession of any and all of the Property after the rejection of the Lease by Lessor under Section 365(h) of the Bankruptcy Code, all of the terms and provisions of this Lease shall be effective during such period of possession by Lessee, including the Renewal Terms and Lessee's purchase rights hereunder, even if Lessor becomes subject to a case or proceeding under the Bankruptcy Code prior to the commencement of any such Renewal Term or the exercise by Lessee of such purchase rights.

Section 25.16    Naming and Signage of the Property. Lessee shall have the sole and exclusive right, at any time and from time to time, to select the name or names of the Property and the Improvements, and the sole and exclusive right to determine not to use any name in connection with the Property, as well as all rights in respect of signage for or in connection with the Property. Lessor shall not have or acquire any right or interest with respect to any such name or names used at any time by Lessee, or any trade name, trademark service mark or other intellectual property of any type of Lessee. Lessor shall cooperate with Lessee to effectuate Lessee's sign rights hereunder, at no cost to Lessor.

Section 25.17    Expenses. Whenever this Lease provides for the reimbursement by Lessee of costs and expenses of Lessor or Lessor's respective counsel or any other party, then such reimbursement obligation shall be limited to actual, out of pocket third party costs and expenses.

Section 25.18    Further Assurances. Lessor and Lessee, at the cost and expense of the requesting party (except as otherwise set forth in this Lease to the contrary), will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as any of the others reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Lease. Nothing herein shall obligate Lessee to provide to Lessor any proprietary or confidential information relating to the manner, method and procedures of Lessee's business operations, or relating to Lessee's business plan. Lessee also agrees to cooperate with Lessor in determining how to allocate the purchase price paid for the Property for purposes of depreciation, including review of the applicable portions of Lessee's books applicable to Lessee's depreciation of the Property, as prior owner and as Lessee.

Section 25.19     Intentionally Omitted.

Section 25.20    Independent Covenants. The covenants of Lessor and Lessee herein are independent and several covenants and not dependent on the performance of any other covenant in this Lease.

Section 25.21    Lessor Exculpation. Anything to the contrary in this Lease notwithstanding, the covenants contained in this Lease to be performed by Lessor shall not be binding on any member of Lessor in its or his or her individual capacity, but instead said covenants are made for the purpose of binding only all of Lessor's right, title and interest in and to the Property, and none of Lessor or any of its Affiliates or any of its successors and assigns shall have any liability under this Lease in excess of, and Lessee shall have no recourse under this Lease against Lessor or any Affiliate of it except for Lessor's interest in Net Proceeds and Rent.

Section 25.22    Remedies Cumulative. To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws, each and every right, power and remedy herein specifically given to the Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver or any default on the part of Lessee or to be an acquiescence therein. Lessor's consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor's consent, in the future, to all similar requests. No waiver by Lessor of any default shall in any way be, or be construed to be, a waiver of any future or subsequent default.

Section 25.23    Holding Over. Lessee covenants that if for any reason Lessee or any subtenant of Lessee shall fail to vacate and surrender possession of the Property or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Lessee's continued possession of the Property shall be as a tenant at sufferance, during which time, Lessor's sole and exclusive remedies shall be (i) to collect from Lessee an amount equal to: (a) one hundred twenty-five percent (125%) of the total monthly amount of Rent payable hereunder immediately prior to such termination (the "Existing Rent") for the first thirty (30) days during which Lessee holds over, and (b) one hundred fifty percent (150%) of the Existing Rent thereafter and (ii) to commence appropriate legal eviction proceedings against Lessee for purposes of evicting Lessee from the Property. The provisions of this Section shall not in any way be deemed to (i) permit Lessee to remain in possession of the Property after the expiration date or sooner termination of this Lease, or (ii) imply any right of Lessee to use or occupy the Property upon expiration or termination of this Lease and the Term and no acceptance by Lessor of payments from Lessee after the expiration date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Lessee in accordance with the provisions of this Section. Lessee's obligations under this Section shall survive the expiration or earlier termination of this Lease.
Section 25.24    Intentionally Omitted.
Section 25.25    Intentionally Omitted.
Section 25.26    Lessor Representation. The Lease has been duly authorized by all necessary action on the part of Lessor and has been duly executed and delivered by Lessor, and the execution, delivery and performance thereof by Lessor will not, (i) require any consent or approval of any Person, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on Lessor or the organizational documents of Lessor or (iii) contravene or result in any breach of or constitute any default under Lessor's organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Lessor is a party or by which Lessor is bound.
Section 25.27    Confidentiality. The parties hereto, including, but not limited to, their heirs, successors, assigns and legal representatives, agree to preserve the confidentiality of this Lease and the transactions related to this Lease. This confidentiality agreement extends to any developers, lenders, attorneys, accountants, employees, advisors, agents, financial advisors, reputable financial institutions or purchasers of certificates who shall be "accredited investors" (as defined under securities laws) in connection with Lessor's financing of the Property, agents, directors, officers, partners, brokers, consultants, engineers, representatives, and parties involved in a foreclosure of Lessor's mortgage or any other persons acting on behalf of the parties hereto (collectively, the "Advisors"); it being agreed and understood that the parties hereto shall be permitted to disclose the terms of this Lease and the transactions related to this Lease to such Advisors, provided that such Advisors agree in writing to be bound by the terms of this Section 25.27. It being further agreed and understood that the Lessor shall be permitted to disclose the terms of this Lease and the transactions related to this Lease to any prospective purchaser or brokers and their Advisors (collectively, "Purchasing Parties") in connection with the sale of the Property or interest in Lessor provided that such Purchasing Parties agree in writing not to disclose any information obtained in connection with, or related to, this Lease or any transaction related to this Lease or the Property. The parties shall avoid discussing with, or disclosing to, any third parties (other than the Advisors) any of the terms, conditions or particulars in connection with this Lease and the related transactions. It is specifically agreed by way of illustration, but not limitation, that the covenant of confidentiality set forth herein shall not be breached if such information is a matter of public record or is disclosed in connection with or due to any tax disclosure or reporting requirements or governmental law or ordinance such as in connection with the enforcement of the terms hereof in a court proceeding or such as Lessee's or its Affiliate's filing of 8-K and other filings with the U.S. Securities and Exchange Commission, but except as set forth above, this covenant of confidentiality shall be breached if Lessor, or any of Lessor Advisors, discloses the content of, or delivers a copy of this Lease to, any third party without th express written consent of all parties to this Lease. Further, without breaching the covenant of confidentiality set forth in this Section 25.27, Lessor shall be permitted to disclose the terms of this Lease and the transactions related hereto to Lessor's investors and any rating agencies in connection with such rating agencies' review of Lessor's financing and Lessor's lenders may disclose the terms of this Lease and the transactions related hereto to such lenders' investors and the rating agencies. Lessor agrees to make such parties to whom information is disclosed aware of the confidential nature of such information and cause such parties to agree in writing not to disclose any information obtained in connection with, or related to, this Lease or any transaction related to this Lease or the Property. In no event shall Lessor issue a press release pertaining to this Lease or any transactions related hereto. It is hereby agreed and understood that the recording of a memorandum of this Lease in accordance with Section 25.7 above shall not be a breach of this Section 25.27. Subject to and in furtherance of the foregoing, but not in limitation hereof, Lessor shall continue to abide by the terms of that certain letter agreement regarding confidentiality between American Express Company and Lessor, dated as of July 23, 2004.
Section 25.28    Confidential Disclosures. Lessee shall have the right at all times to take good faith reasonable steps to ensure that neither Lessor nor any Advisor, Purchasing Party or proposed transferee of Lessor's interest has access to the proprietary, confidential or business information of either Lessee, its Affiliates or their respective customers. Furthermore, Lessor acknowledges and agrees that (i) Lessor, and its Advisors and Purchasing Parties may come into contact with information of Lessee that is confidential and proprietary to Lessee, its subsidiaries, affiliates, or licensees, including without limitation all information regarding-the customers of American Express or any of its subsidiaries, affiliates, or licensees, or the accounts, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom (all such information herein defined as "Confidential Information"), (ii) Lessor shall not use or disclose any Confidential Information for any purpose, and agrees to cause all its Advisors and Purchasing Parties or any other party to whom Lessor may provide access to the Property (the "Lessor Representatives") and who may come into contact with the Confidential Information to refrain from using and disclosing any Confidential Information. Lessor shall be responsible for any unauthorized use or disclosure by any Lessor Representative, Purchasing Party or Advisor of Confidential Information, and Lessor agrees to implement appropriate measures designed to ensure that Lessor Representatives, Purchasing Parties and Advisors are aware of their obligations pursuant to this section.
Section 25.29    AMP Lease. If the AMP Lease is terminated for any reason prior to the expiration thereof at the end of its term, other than a termination resulting from a default by the Guarantor under the Guaranty, then at the termination of the AMP Lease, the AMP Lease shall be assigned to and assumed by TRS and immediately upon such assignment and assumption the AMP Lease shall be merged into this Lease, with the terms and conditions of this Lease replacing the AMP Lease and covering the Property under the AMP Lease and the Property under this Lease and the Rent under this Lease being increased by the amount of the Rent then being paid under the AMP Lease. Immediately thereafter this Lease shall be amended by Lessor and Lessee to replace this Lease with a lease in the form of the Original Lease but also containing such amendments to this Lease as have been made to this Lease subsequent to the date hereof. Lessor shall take such actions as are reasonably requested by Lessee to enforce Lessor's rights under Article 10 of the AMP Lease.
Section 25.30    Financial Statements. Lessee shall submit to Lessor and Lessor's Lender, either in print or electronic form, annual consolidated financial statements for Lessee, audited by an independent certified public accountant, within one hundred twenty (120) days after the end of each fiscal year during the Term and any Renewal Term.
Section 25.31    Patriot Act. Lessee (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and (ii) is not engaged in this transaction directly or indirectly on behalf of or facilitating this transaction for any person other than itself Lessor (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and (ii) is not engaged in this transaction directly or indirectly on behalf of or facilitating this transaction for any person other than itself.

IN WITNESS WHEREOF, Lessor and Lessee have duly authorized, executed and delivered this Lease as of the date first hereinabove set forth.

LESSOR:

IPC PHEONIX TITLE, L.L.C,
a Delaware Limited Liability Company

By:	illegible
Name:	illegible
Title:	illegible

LESSEE:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.,
a New York corporation

By:	illegible
Name:	illegible
Title:	illegible

APPENDIX A

Unless othewise specified or the context otherwise requires:

(a)any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b)words which include a number of constituent parts, things or elements, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole;

(c)references to any Person include such Person's successors and assigns and in the case of an individual, the word "successors" includes such Person's heirs, devisees, legatees, executors, administrators and personal representatives;

(d)words importing the singular include the plural and vice versa;

(e)words importing a gender include any gender;

(f)the words "consent", "approve", "agree" and "request", and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question;

(g)a reference to a part, clause, party, section, article, exhibit or schedule is a reference to a part and clause of, and a party, section, article, exhibit and schedule to, this Lease;

(h)a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(i)a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(j)a reference to a party to a document includes that party's successors and permitted delegees and/or assigns; and

(k)the words "including" and "includes," and words of similar import, shall be deemed to be followed by the phrase "without limitation";

(l)the words "hereof ' and "hereunder," and words of similar import, shall be deemed to refer to the Lease as a whole and not to the specific section or provision where such word appears; and

(m)unless the context shall otherwise require, a reference to the "Property" or "Improvements" shall be deemed to be followed by the phrase "or a portion thereof '.

(n)the Schedules and Exhibits of the Lease are incorporated herein by reference;

(o)the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of the Lease;

(p)references to the Lease include all amendments, supplements, consolidations, replacements, restatements, extensions, renewals and other modifications thereof, in whole or in part.

"Actual Knowledge" with respect to any Person, shall mean the present, conscious, actual knowledge of, or receipt of notice by, (i) senior officers of such Person or the officers or employees of such Person charged with the oversight on its behalf of the transaction contemplated herein or (ii) with respect to a matter covered by a representation and warranty, the property or asset manager having responsibility for the matters covered by such representation and the person to whom such manager reports.

"Added Portions" shall have the meaning given to such term in Section 2.1(c) of the Lease.

"Additional Renewal Term" shall have the meaning specified in Section 5.1 of the Lease.

"Address" shall mean, subject to the rights of the party in question to change its Address in accordance with the terms of the Lease:
(i)    with respect to Lessee:

American Express Travel Related Services Company, Inc. c/o American Express Company
200 Vesey Street
New York, New York 10285
Attention: Jeffrey S. Furman, Vice President Global Real Estate
Facsimile: 212/ 640-9685

with a copy to:

Sills Cummis Epstein & Gross
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Mark S. Levenson, Esq.
Facsimile: 973-643-6500

(ii)    with respect to Lessor:

c/o Stan Johnson Company
6120 South Yale Avenue
Tulsa, Oklahoma 74136
Attention: Stan Johnson

with a copy to:

R. Blake Atkins
Atkins and Atkins, P.C.
1406 Terrace Drive
Tulsa, OK 74104
Facsimile: (918) 748-8801

"Affected Property" shall have the meaning specified in Section 12.1 of the Lease. "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such person and shall include, if such Person is an individual members of the family of such Person and trusts for the benefit of such individual or family members. For purposes of this definition, the term, "control" (including the correlative meanings of the terms "controlling" "controlled by" and "under common control with"), as used with respect to any Person, shall mean ownership or voting control, directly or indirectly, of 50% or more of the stock, partnership interests or other beneficial ownership interests of the Person in question.

"Alterations" shall mean alterations, improvements, installations, demolitions, modifications, changes and additions to the Property, but shall not include Lessee's Equipment and Personalty.

"AMP" shall mean Ameriprise Financial, Inc. and its successors.

"AMP Lease" shall mean that certain Lease Agreement between AMP and Lessor dated of even date herewith.

"Applicable Laws" shall mean (i) all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Property), and (ii) any reciprocal easement agreement, covenant, other agreement or deed restriction or easement of record affecting the Property as of the date hereof or subsequent hereto pursuant to the terms of the Lease. Applicable Laws include Environmental Laws.

"Appraisal Procedure" shall mean the following procedure for determining any one or more of the Fair Market Sales Value of the Property, the Fair Market Rental Value of the Property or any other amount which may, pursuant to any provision of the Lease, be determined by the Appraisal Procedure: one Qualified Appraiser, chosen by the Lessee and one chosen by the Lessor, but if the Lessee shall fail to agree with the selection of the Lessor's Qualified Appraiser or if the Lessor does not select a Qualified Appraiser within twenty (20) Business Days after Lessee gives Lessor notice of its Qualified Appraiser then Lessee shall have the right to engage the second a Qualified Appraiser. If the Lessee fails to choose a Qualified Appraiser within twenty (20) Business Days after written notice from the Lessor of the selection of its Qualified Appraiser followed by a second notice (which notice shall specifically state that failure to select a Qualified Appraiser within ten (10) Business Days shall prohibit appointment of a Qualified Appraiser by the addressed party) given at least ten (10) Business Days prior to the expiration of such twenty day period, then Lessor shall choose the second Qualified Appraiser. If the two Qualified Appraisers cannot agree on a value within twenty (20) Business Days after the appointment of the Second Qualified Appraiser, then a third Qualified Appraiser shall be selected by the two Qualified Appraisers or, failing agreement as to such third Qualified Appraiser within thirty (30) Business Days after the appointment of the Second Qualified Appraiser, by the American Arbitration Association office in New York, New York. The Appraisals of the three Qualified Appraisers shall be given within twenty (20) Business Days of the appointment of the third Qualified Appraiser and the Appraisal of the Qualified Appraiser most different from the average of the other two shall be discarded and such average of the remaining Jwo Appraisers shall be binding on the parties; provided that if the highest appraisal and the lowest appraisal are equidistant from the third appraisal, the third appraisal shall be binding on the parties. The fees and expenses of the Qualified Appraiser appointed by a party shall be paid by such party (such fees and expenses not being indemnifiable by Lessee); the fees arid expenses of the third Qualified Appraiser shall be divided equally between the two parties, except that all fees and expenses of all the Qualified Appraisers shall be paid by Lessee in the case of an appraisal or determination under Article 17 of the Lease.

"Approved Environmental Consultant" shall mean any environmental consultant to Lessee of national standing and reasonably approved by Lessor.

"Authorized Officer" shall mean with respect to a Person if the Person is not an individual, any officer or principal of the Person, any trustee of the Person (if the Person is a trust), any general partner or joint venturer of the Person (if the Person is a partnership or joint venture) or any manager or member that is a manager of the Person (if the Person is a limited liability company) who shall be duly authorized to execute the Lease.

"Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978 as amended and as may be further amended.

"Base Rent" shall mean, for the Base Term, the rent payable pursuant to Section 3.1 of the Lease and, for any Renewal Term, the rent payable pursuant to Article 5 of the Lease as such amounts may be adjusted from time to time.

"Base Term" shall mean the period commencing on the date of this Lease and ending at 11:59 p.m. July 31, 2015, or such shorter period as may result from earlier termination of the Lease as provided therein.

"Board of Directors", with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by laws of such corporation has the same authority as that Board as to the matter at issue.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State of New York.

"Casualty" shall mean any damage or destruction caused to the Property by any reason, whether or not constituting an Event of Loss.

"Claims" shall mean Liens (including, without limitation, lien removal and bonding costs), fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable, actually incurred legal fees and expenses and costs of investigation and Remedial Action) of any kind and nature whatsoever.

"Closing Date" shall mean July 28, 2005.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

"Commencement Date" shall mean the date of this Lease.

"Condemnation" shall mean any condemnation, requisition or other taking or sale of the use, occupancy or title to any or all of the Property, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof

"CPI" shall mean the national Consumer Price Index, for all urban consumers (1982 84=100), all items, all cities, as published by the Bureau of Labor Statistics.

"CPI Increase", when used with respect to a stated dollar amount as of a given date, shall mean that the stated dollar amount shall be increased by a percentage equal to the percentage increase, if any, in the CPI from the Closing Date (or the anniversary thereof, as applicable) to such date.

"Default" shall mean any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.

"Default Rate" shall mean 2% percent above the annual rate of interest set by the Wall Street Journal (or any successor thereto) as its "Prime Rate" from time to time, but in no event shall the Default Rate be less than 7.5%, and in no event equal to or in excess of the rate at which the Default Rate would be deemed usurious under applicable civil or criminal law.

"Environmental Laws" shall mean all federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes, regulations and common law (a) relating to the environment, human health or natural resources; (b) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials; (c) relating to the remediation of the mortgaged property, including investigation, response, clean-up, remediation, prevention, mitigation or removal of Hazardous Materials; or (d) requiring notification or disclosure of releases of Hazardous Materials or any other environmental conditions on the mortgaged property, as any of the foregoing may have been or may be amended, supplemented or supplanted from time to time, including the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. §§ 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. § § 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42A §§ 7041 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § § 136 et seq., as any of the foregoing may have been or may be amended, supplemented or supplanted from time to time.

"Environmental Reports" shall mean the reports and information covering the Property prepared by Property Solutions, Inc.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974.

"Event of Loss" shall mean (i) destruction or damage, by fire or otherwise, and whether total or partial, that the Lessee in its sole discretion shall determine renders the Property unfit for normal use in Lessee's business (ii) the permanent taking or a taking which would extend beyond the Expiration of the Term, by Condemnation effecting title to all or substantially all of the Property. Any decision regarding whether the Property has been rendered unfit for its normal purpose shall be made by Lessee in good faith and in accordance with commercially reasonable standards.

"Excepted Payments" shall mean and include (i) the amount by which Base Rent exceeds all amounts then due and payable to Lessor as a reimbursement for tax losses suffered by Lessor pursuant to Section 12.1 above and any other amounts payable directly to Lessor under Articles 18 or 19 as set forth in the Lease, (ii) proceeds of public liability insurance maintained under the Lease, and (iii) any payment required under the Lease to be made directly by Lessee to a third party such as Taxes, utility charges, ground rent, if any, and similar payments.

"Existing Rent" shall have the meaning specified in Section 25.23 of the Lease.

"Fair Market Rental Value" with respect to any Property shall mean the fair market monthly rental value that would be obtained in an arm's length transaction between an informed and willing lessee and an informed and willing lessor, in either case under no compulsion to lease, and neither of which is related to Lessor or Lessee, for the lease of such Property on the terms set forth, or referred to, in Article 5 of the Lease. Such Fair Market Rental Value shall be calculated as the value for the use of such Property assuming that such Property is in the condition and repair required to be maintained by the terms of the Lease, including, without limitation, in compliance with all Applicable Laws and assuming no Hazardous Materials present in, on, under or about the Property.

"Fair Market Sales Value" with respect to any Property shall mean the fair market sales value that would be obtained in an arm's length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Lessor or Lessee, for the purchase of the Property. Such Fair Market Sales Value shall be calculated as the value for such Property using the same methodology as used in the appraisals delivered on or before the Closing Date (and if more than one methodology is used, i.e., based on a methodology that includes an assumption that the Lease is in effect and a methodology that an includes as assumption that the Lease is not in effect, using the methodology that results in the highest value) and assuming that the Property is in the condition and repair required to be maintained by the terms of the Lease, including, without limitation, in compliance with all Applicable Laws and assuming no Hazardous Materials present in, on, under or about the Property.

"Filing" shall have the meaning specified in Section 19.20) of the Lease.

"Fixtures" shall have the meaning specified in the Recitals.

"Final Payment Date" shall have the meaning specified in Section 17.l (e) of the Lease.

"GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

"Governmental Action" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Property.

"Governmental Authority" shall mean any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).

"Guarantor" shall mean NIA. [Note: As of the date hereof, there is no Guarantor of this Lease.]

"Guaranty" shall mean NIA. [Note: As of the date hereof, there is no Guaranty of this this Lease.]

"Hazardous Material" shall mean any substance (whether solid, liquid or gas), pollutant, contaminant, waste or material (including those that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or considered pollutants including petroleum, its derivatives, by products and other hydrocarbons and asbestos), in each case that is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States and/or each State in which the Property is situated, or that may form the basis of liability under any Environmental Law.    ·

"Impositions" shall mean, collectively, all real estate taxes on the Property, all ad valorem, sales and use, rent or similar taxes levied or incurred with respect to the Property, or the use, lease, ownership or operation thereof, personal property tax on any property covered by the Lease that is classified by Governmental Authorities as personal property, property assessments (including all assessments for public improvements or benefits, whether or not commenced or completed within the Lease Term), and water, sewer, utilities or other governmental charges imposed with respect to the Property or any part thereof and/or the Rent or any taxes in lieu of the foregoing, including any penalties or interest due in connection therewith; provided, however, that Impositions shall not include any Taxes as to which (as described under Section 19.2(b)) Lessee is not indemnifying Lessor.

"Improvements" shall mean all buildings, structures, and other improvements of every kind situated on the Land.

"Indemnitee" shall mean the Lessor and each of its Affiliates and respective officers, directors, employees, shareholders, members or partners.

"Indemnitee's Group" shall mean, with respect to a particular Indemnitee, such Indemnitee (including its Affiliates and their respective officers, directors, employees, agents, shareholders, trustees, members or partners) and their successors and assigns.

"Inspecting Parties" shall have the meaning specified in Article 15 of the Lease.

"Intent to Renew Date" shall have the meaning specified in Section 5.1(b)(i) of the Lease.

"Land" shall have the meaning specified in the term "Property''.

"Lease Default" shall mean any event, condition or failure which, with notice or lapse of time or both, would become a Lease Event of Default.

"Lease Event of Default" shall have the meaning specified in Article 16 of the Lease. "Lease Term" shall mean the full term of this Lease, including the Base Term and any Renewal Terms as to which Lessee exercises a renewal option pursuant to Article 5 of this Lease, or such shorter period as may result from earlier termination of this Lease as provided herein.

"Lease Year" shall mean the period from and after the Commencement Date and ending on July 31, 2006 (which shall be the first Lease Year) and each consecutive period of twelve (12) full calendar months thereafter.

"Lessee" shall mean the Lessee named in this Lease.

"Lessee's Equipment and Personalty" shall mean all furniture, furniture systems, furnishings, fixtures, and special cabinet work, which includes, without limitation, inventory, racking, shelving, conveyer equipment, lifts, open air cabling, antennae, machinery, piping, delivery systems, tanks, to the extent removable, robots, air compressors (not HVAC), battery chargers, communication equipment (including, without limitation, telephone systems, emergency communication, security systems and wiring (but not hard pipe conduit itself)), cleaning supplies and equipment, construction equipment, data cabinets, automated teller machines, hoist equipment, fitness and exercise equipment, lockers, plug in light fixtures, propane tanks, storage racks, trash compactors, signs (other than exit signs or signs required for the legal occupancy of the building), desks, movable partitions (but not walls}, vending machines, kitchen equipment, computer software (other than software necessary for the operation of building systems) and hardware, movable storage and utility rooms, removable business and trade fixtures and office equipment and medical office equipment, whether or not bolted or otherwise affixed to the floors on the Property, which are installed in, on or at the Property by or for the account of Lessee (and without expense to Lessor with respect to any System Equipment) and which (a) are not integral to any Property, (b) can be removed without affecting the fair market value or economic utility of any Property and without structural damage to the building located on the Property, in each case, as now or may hereafter exist.

For purposes hereof, the term "System Equipment" shall mean equipment which provides services (whether supplemental, redundant or other) or upgraded services to the Property (but is not necessary for the legal occupancy of the Property or its continued use as an office building or data center) such as (i) supplemental air conditioning equipment, (ii) switchboards and other electrical distribution equipment (but not primary electrical systems required for the continued use of the Property as an office building or data center), and (iii) uninterrupted power supply systems, emergency generators, stationary batteries, fire alarm sub-systems and radio communications (unless required for building safety systems or internal communication). In no case shall Lessee's Equipment and Personalty include built-in heating, ventilating, air conditioning, building controls and communications and electrical equipment (including meters and power panels) to be utilized in connection with the base building operation of the Property and which (i) are not readily removable without unrepaired damage to the Property, (ii) removal of which would reduce the fair market value, economic life or utility of the Property if removed and (iii) are required for the lawful occupancy of the Property as an office building or data center. Notwithstanding the foregoing, in no event shall any portion of the Property which is used for office purposes as of the date of this Lease be converted to use as a data center without Lessor's consent, not to be unreasonably withheld, conditioned or delayed.

"Lessor" shall mean the Lessor named in this Lease and its successors and permitted assigns.

"Lessor Liens" shall mean Liens on or against the Property or the Lease or any payment of Rent (a) which result from any act of, or any Claim against, Lessor, or which result from any violation by Lessor of any of the terms of the Lease other than a violation due to a default by Lessee under the Lease, (b) which result from Liens in favor of any taxing authority by reason of any Tax owed and payable by Lessor, except that Lessor Liens shall not include any Lien resulting from any Tax for which Lessee is obligated to indemnify Lessor until such time as Lessee shall have already paid to or on behalf of Lessor the Tax or the required indemnity with respect to the same, or (c) which result from any expenses owed, caused or occasioned by Lessor or any of its employees or agents which are not indemnified by Lessee pursuant to Section 19.1 of the Lease, but shall exclude Permitted Liens.

"Lien" shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

"Material" as used to describe Lessee's compliance requirement in Section 8.5 of the Lease shall mean that the failure to so comply may reasonably be expected to result in material risk of (i) physical injury or illness to any individual, (ii) criminal liability, or (iii) fines or Remedial Action or compliance costs in excess of $500,000 (which shall be adjusted upward each January 1 by any CPI Increase).

"Moody's" shall mean Moody's Investors Service, Inc. and its successors.

"Net Casualty Proceeds" shall mean the compensation and/or insurance payments (whether received from a third party insurance company or from Lessee because it has self insured) net of the reasonable expenses of collecting such amounts incurred by the Lessor, the Lessee, or· the Guarantor and received by the Lessor or Lessee in respect of the Property by reason of and on account of an Event of Loss described in clause (x) of the definition thereof or a casualty.

"Net Condemnation Proceeds" shall mean any award or compensation net of the reasonable expenses of collecting such amounts incurred by Lessor, the Lessee, or the Guarantor, and received by the Lessor or Lessee in respect of the Property by reason of and on account of a Condemnation.

"Net Proceeds" shall mean Net Casualty Proceeds and Net Condemnation Proceeds. "Nonseverable" shall describe an Alteration or part of an Alteration which cannot be removed from the existing Improvements or the Land without causing material damage to the property and shall include, without limitation, all fixtures, equipment, improvements, ventilation and air conditioning equipment and appurtenances attached to or built into the Property at the commencement of or during the Term of this Lease, whether or not by or at the expense of Lessee (but excluding Lessee's Equipment and Personalty and Severable Alterations); provided that Lessee's Equipment and Personalty shall not be construed as Nonseverable.

"NSRO" shall mean a nationally recognized statistical rating organization, which as of this date would include Standard & Poor's, Moody's, and Fitch IBCA Inc.

"Officer's Certificate" of a Person or any Person signing on behalf of a Person shall mean a certificate signed, in the case of a partnership, by a general partner of such partnership, or, in the case of a corporation, by an Authorized Officer of such Person, or, in the case of a limited liability company, by the manager of such limited liability company.

"Original Lease" shall mean the Lease Agreement dated as of July 27, 2005 entered into by and between Lessor and Lessee and relating to the property located at 3151 W. Behrend Drive, Phoenix, Arizona.

"Permits" shall mean as to the Property all licenses, authorizations, certificates, variances, concessions, grants, registrations, consents, permits and other approvals issued by a Governmental Authority now or hereafter pertaining to the ownership, management, occupancy, use or operation of such Property, including certificates of occupancy.

"Permitted Encumbrances" shall mean the easements, rights of way, reservations, servitudes and rights of others against the Property which are listed in the Title Policy issued to the Lessor.

"Permitted Liens" shall mean:

(a)the respective rights and interests of Lessee and Lessor under the Lease,

(b)Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as such proceedings shall not involve any material danger of the sale, forfeiture or loss of any part of the Property, title thereto or any interest therein and are undertaken in accordance with the terms of any documents securing the Indebtedness (including, without limitation, posting of any bonds or other collateral to the extent required by such documents),

(c)materialmen's, mechanics', workers', repairmen's, employees or other like Liens for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any material danger of the sale, forfeiture or loss of any part of the Property, title thereto or any interest therein, provided

Lessee agrees that it shall, in accordance with Section 7.1 of this Lease, pay, discharge or record or bond any such lien within sixty (60) days after knowledge of the filing thereof if Lessee does not have a long term unsecured debt rating at or above the Trigger Rating, or if a monetary Lease Event of Default exists.

(d)Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either which have been bonded or for the payment of which adequate reserves shall have been provided to Lessor's reasonable satisfaction, provided that if the long term unsecured debt of Guarantor (or Lessee if there is no Guarantor) shall not have a Required Rating of at least Investment Grade, then any such amount in excess of Five

Hundred Thousand Dollars ($500,000) (as adjusted upward by the CPI every January 1) (unless Guarantor or its Affiliates are insured therefor), shall be bonded or discharged by Lessee within thirty (30) days after Lessee's knowledge thereof,

(e)easements, rights of way, reservations, servitudes and rights of others against the Property which are granted pursuant to Section 25. 11 of the Lease.

(f)Permitted Encumbrances, and

(g)assignments and subleases expressly permitted by the Lease.

"Permitted Use" shall have the meaning given to such term in Section 8.1 of the Lease. "Person" shall mean individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, non- incorporated organization or government or any agency or political subdivision thereof.

"Property" shall have the meaning specified in the Recitals, provided that in no event shall "Property" include Lessee's Equipment and Personalty.

"Property Manager" shall have the meaning given to such term on Section 8.2 of the Lease.

"Purchase and Sale Agreement" shall mean the Purchase and Sale Agreement dated as of July 27, 2005 between Lessee (as "Seller") and IPC Phoenix Title, L.L.C. and TRC-W Phoenix Title, L.L.C., or their designees (collectively, as "Purchaser")

"Purchase Date" shall have the meaning specified in Section 12.l (a)(i) of the Lease. "Qualified Appraiser" means an independent nationally recognized appraiser who shall be licensed in the state where the Property is located, a member of The Appraisal Institute (or its successor organization) with not less than five (5) years’ experience appraising properties similar to .the Property in the market in which the Property is located.

"Release" shall mean the release or threatened release of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

"Released Portions" shall have the meaning given such term in Section 2.1(c) of the Lease.

"Remedial Action" means the investigation, response, clean up, remediation, prevention, mitigation or removal of contamination, environmental degradation or damage caused by, related to or arising from the existence, generation, use, handling, treatment, storage, transportation, disposal, discharge, Release (including a continuous Release), or emission of Hazardous Materials, including, without limitation, investigations, response, removal, monitoring and remedial actions under CERCLA; corrective action under the Resource Conservation and Recovery Act of 1976, as amended, the investigation, removal or closure of any underground storage tanks, and any related soil or groundwater investigation, remediation or other action, and investigation, clean up or other actions required under or necessary to comply with any Environmental Laws.

"Renewal Term" shall have the meaning specified in Section 5.1 of the Lease. "Rent" shall mean Base Rent and Supplemental Rent, collectively.

"Rent Payment Dates" shall mean the first (1st) day of each month during the Lease Term; provided, however, in the event such date is not a Business Day, the Rent Payment Date shall be the immediately preceding Business Day.

"Required Rating" shall mean a rating at the level set forth in the Lease as required for Lessee to have the benefit conferred, issued by Standard & Poors and Moody's.

"Requirement" shall have the meaning specified in Section 19.2(b)(xiv) of the Lease.

"Restoration Deadline Date" shall have the meaning specified in Section 12.l(a)(ii) of the Lease.

"Significant Competitor" shall mean any of the following firms and any Affiliate thereof: (1) Citigroup, (2) Mastercard Association (U.S. and International and Eurocard and Mastercard Canada), (3) Visa Association (U.S. and International and Visa Canada Association), Fidelity, (5) any one of the top five Card issuers (excluding American Express) based on owned and managed receivables based on publicly available data from the most current Nilson Report (or a successor data source reasonably specified by American Express Company), (6) any one of the top ten (10) United States investment managers

(excluding American Express Financial Advisors) (based on publicly available data at the time of the proposed transaction), (7) Charles Schwab, (8) L.P. Financial, (9) Merrill Lynch, (10) AIG/Sun America, (11) any one of the top five life insurance companies (excluding American Express Financial Advisors) in terms of assets as published by A.M. Best (or a successor data source reasonably identified by Lessee) based on publicly available data at the time of the proposed transaction and (12) any one of the top ten securities firms based on their number of retail registered representatives (excluding American Express Financial Advisors) as published by the Securities Industry Association Handbook (or any successor data source reasonably identified by Lessee) based on publicly available data at the time of the proposed transaction. In the event that American Express Company consummates a spin-off of its American Express Financial Advisors unit, the term "Significant Competitor" shall not include the entities referred to in clauses (4), (6), (7), (8), (9), (10), (11) and (12) of the preceding definition. Cards are defined as any charge, credit, debit, smart, or stored value payment device, including but not limited to a smart chip or electronic payment device, service, or system, stored value instruments, virtual cards, or wireless payment instruments (collectively, the "Card Business"). The top five Card Business companies referred to above are the following companies as of the date hereof: JP Morgan Chase, Citigroup, MBNA, Bank of America and Capital One. The top five life insurance companies referred to above are the following companies as of the date hereof: Metropolitan Life Ins. Co., Prudential Ins. Co. of America, Teachers Insurance & Annuity Assn. of America, Northwestern Mutual Life Ins. Co. and Hartford Life Ins. Co. The top ten United States investment managers referred to above, are the following companies as of the date hereof: State Street Global Advisors, Barclays Global Investors, Fidelity Investments, The Vanguard Group, JPMorgan Fleming Management, Capital Research & Management Company, Citigroup Asset Management, Merrill Lynch Investment Managers, UBS Global Asset Management, Alliance Bernstein Institutional Investment Mgmt and the top ten securities firms based on their number of retail registered representatives are Merrill Lynch & Co. Inc., Citigroup, Wachovia Securities, Morgan Stanley, Edward Jones, UBS Financial Services Inc., The Charles Schwab Corporation, A.G. Edwards, Inc., Fidelity Brokerage, Deutsch Bank Securities.

If Citigroup or any company described in clause 5 (the "Issuer Company") is not primarily in the Card Business, then such Issuer Company and its affiliates shall not be considered a "Significant Competitor" except as to those divisions, entities or businesses that are primarily in the Card Business.

If the companies described in clause 5, clause 11 or clause 12 above were to change from those listed above, the new companies to such list shall not be deemed "Significant Competitors" hereunder unless Lessee has notified Lessor in accordance with the notice provisions ofthis Lease, that such company now constitutes a "Significant Competitor" pursuant hereto. As used in this definition of Significant Competitor, the term "Affiliate" shall mean an entity controlled by, controlling or under common control with the Person in question. "Control" (and its correlative terms) shall mean the ownership of the 15% of common stock or other ownership interests in an entity.

"Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

"Stipulated Loss Value" shall mean (i) during the Base Term, 105% of the Allocated Purchase Price (as defined in the Purchase and Sale Agreement) for the Property, or (ii) during a Renewal Term, the Fair Market Sales Value of the Property as of such date, provided that such amount is not less than 105% of the Allocated Purchase Price for the Property; provided, however, in either event, such Stipulated Loss Value shall include the actual fees and costs incurred by Lessor's lender in connection with Lessor's prepayment of its loan on the Property, including, but not limited to, Lessor's lender's reasonable legal fees incurred in connection with the prepayment of the loan, but excluding any prepayment penalties or premiums.

"Sublease" shall have the meaning given such term in Section 14.1 of the Lease. "Supplemental Rent" shall mean any and all amounts, liabilities, obligations, late charges, Taxes and Impositions other than Base Rent which Lessee assumes or agrees or is otherwise obligated to pay under the Lease (whether or not designated as Supplemental Rent) to the Lessor, any NSRO, or any other party, including Fair Market Sales Value payments, Stipulated Loss Value payments, and indemnities and damages for breach of any covenants, representations, warranties or agreements; provided that, when Supplemental Rent is used with respect to the Property, then Supplemental Rent shall be such amounts determined in respect of the Property.
"Tax Indemnitee" shall mean Lessor and any Affiliate, officer, director, employee, shareholder, member or partner of Lessor or any of Lessor's successors or assigns.
"Taxes" shall mean any and all present and future taxes, including income (gross or net), gross or net receipts, sales, use, value added, franchise, doing business, transfer, capital, property (tangible or intangible), municipal assessments, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein individually as a "Tax"), imposed by any Governmental Authority. Taxes shall include the reasonable out-of-pocket costs of any contest or appeal pursued which reduces the taxes (or attempts to do so) including reasonable attorney's fees and costs incident thereto.

"Term" shall mean the Base Term and Renewal Term (if any).

"Title Insurance Company" shall mean Stewart Title Guaranty Company.

"Title Policy" shall mean the title insurance policy issued by the Title Insurance Company to Lessor pursuant to the Purchase and Sale Agreement on the Closing Date.

"Trigger Rating", with respect to any Person, shall mean that the senior unsecured obligations of such Person shall have a rating (or if the senior unsecured obligations of such Person shall not be rated, such Person shall have a confidential debt rating) of BBB by Standard & Poor's, and Baa2 by Moody's.

"TRS" shall mean American Express Travel Related Services Company, Inc. and its successors.

SCHEDULE 3.1

Rental Payments

Date of Commencement to Expiration of Lease
$246,264.00 per month